UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEI COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FEI COMPANY

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124-5793

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 13, 2010

To the Shareholders of FEI Company:

Notice is hereby given that the Annual Meeting of Shareholders of FEI Company, an Oregon corporation, will be held on Thursday, May 13, 2010, at 9:00 a.m. local time, at our corporate headquarters located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. The purposes of the annual meeting will be:

1.	To elect members of FEI’s Board of Directors to serve for the following year and until their successors are duly elected and qualified;
2.	To consider and vote on a proposal to amend FEI’s 1995 Stock Incentive Plan: (i) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares and (ii) to change the terms of the annual automatic equity grants for non-employee members of FEI’s Board of Directors;
3.	To consider and vote on a proposal to amend FEI’s Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares;
4.	To consider approving the Audit Committee’s appointment of KPMG LLP as FEI’s independent registered public accounting firm for the year ending December 31, 2010; and
5.	To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Only shareholders of record at the close of business on March 8, 2010 and their proxies will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting. A proxy statement containing more detailed information about the matters to be considered at the annual meeting accompanies this notice. We encourage you to read and consider the proxy statement carefully and vote your shares.

We are providing access to our proxy materials over the Internet under the rules adopted by the Securities and Exchange Commission in 2008. We are also making available voting by telephone, Internet or paper proxy card. Please read the accompanying proxy statement for more information. We believe that electronic availability of proxy materials allows us to provide shareholders with the information they need while lowering delivery costs and reducing the environmental impact of our annual meeting.

By Order of the Board of Directors:

BRADLEY J. THIES
Secretary

Hillsboro, Oregon

March 30, 2010

Your vote is important. To vote your shares, please follow the instructions in the

Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about March 30, 2010.

2010 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

FEI COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 13, 2010

This document is being furnished to FEI shareholders as part of the solicitation of proxies by the FEI board of directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 13, 2010 at 9:00 a.m. local time, at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. We are mailing a Notice of Internet Availability of Proxy Materials (a “Notice”) and are making this proxy statement available to shareholders of record entitled to vote at the annual meeting on or about March 30, 2010.

Record Date and Shares Outstanding

The Board fixed the close of business on March 8, 2010 as the record date (“Record Date”) to determine the shareholders entitled to receive notice of and to vote at the annual meeting. Each holder of common stock on the Record Date is entitled to one vote per share held on all matters properly presented at the annual meeting. Common stock is our only outstanding voting security and it does not have cumulative voting rights. As of the close of business on the Record Date, there were 37,918,375 shares of common stock outstanding and entitled to vote, held by 94 holders of record. All votes on the proposals set forth below will be taken by ballot.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:	Our Board has made these materials available to you in connection with our 2010 Annual Meeting of Shareholders, which will take place on May 13, 2010. We have made them available on the Internet or, upon your request, we have sent you paper copies by mail or electronic copies by e-mail. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Under rules adopted by the Securities and Exchange Commission (“SEC”) in 2008, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing the Notice to shareholders on or about March 30, 2010. All shareholders will have the ability to access via the Internet the proxy materials, including this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2009. Instructions on how to access the proxy materials over the Internet or to request a paper copy of the proxy materials can be found on the Notice. The Notice also instructs you as to how you may submit your vote on the Internet. You will not receive paper copies of the proxy materials unless you request them.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to view our proxy materials for the annual meeting on the Internet.

If you would like to receive all future FEI proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, you can sign up for electronic delivery by following the instructions on the Notice.

Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents and will reduce the impact on the environment.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting, which are:

•	election of directors (Proposal No. 1);

•

amendment of FEI’s 1995 Stock Incentive Plan: (i) to increase the number of shares of our common stock reserved under the plan by 250,000 shares and (ii) to change the terms of the annual automatic equity grants for non-employee members of our Board (Proposal No. 2);

•	amendment of FEI’s Employee Share Purchase Plan (“ESPP”) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares (Proposal No. 3); and

•	approving the Audit Committee’s appointment of KPMG LLP (“KPMG”) as FEI’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal No. 4).

We will also consider other business that properly comes before the annual meeting in accordance with Oregon law and our Amended and Restated Bylaws. We are not aware of any other proposals to be considered at the meeting.

Q:	How does the Board recommend that I vote?

A:	Please see the information included in this proxy statement relating to the proposals to be voted on. FEI’s Board recommends that you vote:

Proposal 1 — “FOR” each of the nominees to the Board.

Proposal 2 — “FOR” the amendment of the 1995 Stock Incentive Plan.

Proposal 3 — “FOR” the amendment of the ESPP.

Proposal 4 — “FOR” approving the appointment of KPMG.

Q:	What shares owned by me can be voted?

A:	All shares of FEI common stock owned by you as of the close of business on the Record Date may be voted by you. On all matters other than the election of directors, you may cast one vote per share of common stock that you held on the Record Date. For the election of directors, you may cast votes “FOR” all nominees, or you may vote to “WITHHOLD” your vote with respect to one or more of the nominees. You may vote shares that are: (1) held directly in your name as the shareholder of record; and (2) held for you as the beneficial owner through a broker, bank or other nominee. Holders of FEI’s subordinated convertible notes are not entitled to vote on any matter until such time as they are converted to our common stock.

Q:	How do I vote?

A:	You may vote by proxy over the Internet, over the telephone, by mail or, if you are a shareholder of record (as described below), in person at the annual meeting. The procedures for voting are set out below. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 12, 2010 to be counted. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

•	To vote by proxy on the Internet, go to http://www.proxyvote.com and follow the instructions on the website and the Notice to complete an electronic proxy card.

•

To vote by proxy over the telephone, follow the instructions in the proxy materials FEI has made available via the Internet or on the paper proxy card that you receive if you request paper proxy materials.

•

To vote by paper proxy card please complete, sign and date your proxy card and return it promptly in the postage-paid return envelope provided. You will only have received a paper proxy card if you have requested paper proxy materials as instructed pursuant to the Notice.

•

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. To vote in person, please bring the paper proxy card or proof of identification. Even if you plan to attend the annual meeting, FEI recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of FEI hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with FEI’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record, and the Notice is being sent directly to you by FEI. As the shareholder of record, you have the right to grant your voting proxy directly to FEI or to vote in person at the annual meeting. You may also vote via the Internet, by telephone or with a paper proxy card, as described above.

Beneficial Owner: If your shares are held in a stock brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or their nominee, who is the record shareholder for those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the annual meeting. Like shareholders of record, you may vote shares beneficially held by you via the Internet, by telephone or with a paper proxy card as set out in the Notice you receive from your broker, bank or their nominee.

Q:	Can I change my vote?

A:	If you are a shareholder of record, you may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote via the Internet or by telephone, delivering a written notice of revocation to FEI’s corporate secretary, executing and delivering a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or attending the annual meeting and voting in person.

If you are a beneficial shareholder who holds shares in street name, you should contact your broker, bank or nominee, or review any materials they have sent you, regarding how to change your vote. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically make arrangements with the broker, bank or nominee in advance of the meeting.

Q:	How are votes counted?

A:	Votes for each of the proposals will be counted as follows:

•	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

•	For amendment of the 1995 Stock Incentive Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	For amendment of the ESPP, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	For approving the appointment of KPMG, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you sign your paper proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board for each proposal; provided, however, that if you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes as discussed below.

Q:	What is the voting requirement to approve each of the proposals?

A:	The voting requirement for each of the proposals is as follows:

•

In the election of directors, the nine persons receiving the highest number of “FOR” votes will be elected. In 2007, we implemented a policy that requires any director who has received more “WITHHELD” votes than “FOR” votes to offer to resign from the Board. See “Governance – Policy on Majority Voting for Directors” below for more information on this policy.

•

The proposal for amendment of the 1995 Stock Incentive Plan requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The proposal for amendment of the ESPP requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•

The proposal for approving the appointment of KPMG requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

If you return a paper proxy card that indicates an abstention from voting in all matters, or you indicate an abstention through the Internet or telephone voting process, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. If you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to that proposal. If you abstain from voting on the proposal for the amendment of the 1995 Stock Incentive Plan, on the proposal for the amendment of the ESPP or on the proposal to approve the appointment of KPMG, your abstention will have the same effect as a vote against such proposal or proposals.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Under the rules that govern brokers who have record ownership of shares that are held in street name for the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may vote your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on the proposals that are routine matters, which is only Proposal No. 4. Proposal Nos. 1, 2 and 3 are considered non-routine.

Q:	Who are the proxies and what do they do?

A:	The three persons named as proxies in the proxy materials, Don R. Kania, our President and Chief Executive Officer; Raymond A. Link, our Executive Vice President and Chief Financial Officer; and Bradley J. Thies, our Vice President, General Counsel and Secretary, were designated by the Board. All properly submitted votes will be counted (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the paper proxy card, voting instruction card or through the Internet or telephone voting process, it will be voted in accordance with the instructions you indicate.

Q:	May I cumulate my votes?

A:	No.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of the Notice, this proxy statement and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a Notice for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please follow the instructions on each copy of the Notice that you receive to ensure that all your shares are voted.

Q:	What if I share the same address as another shareholder?

A:	FEI has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, FEI is delivering Notices to multiple shareholders of record who share the same address in a single envelope, unless FEI has received contrary instructions from an affected shareholder. Each Notice contains a separate control number, which is needed to vote the shares. This procedure reduces FEI’s printing costs, mailing costs and fees.

Any shareholders of record who share the same address and currently receive multiple copies of Notices in multiple envelopes and who wish to participate in the householding program and receive all Notices in a single envelope per household in the future may contact FEI at: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or call us at 503-726-7500.

A number of brokerage firms have instituted householding. If you are the beneficial holder of your shares and the shares are held in street name, please contact your broker, bank or other holder of record to request information about householding.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the end of the annual meeting.

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the four proposals described in this proxy statement, FEI does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of FEI’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to vote with respect to the matters on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

Q:	Who will count the vote?

A:	The inspector of elections, who will be appointed prior to the time of the meeting, will tabulate the votes. Historically, the inspector of elections has been the corporate secretary of FEI or a representative of FEI’s transfer agent.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FEI or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their paper proxy card which are then forwarded to FEI’s management as appropriate.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	FEI will pay the entire cost of preparing, assembling, printing, mailing and distributing the Notice and electronic and paper proxy materials. In addition, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by FEI’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. FEI may retain the services of a third party firm to aid in the solicitation of proxies. FEI estimates that this cost will be approximately $3,000. In addition, FEI may reimburse brokerage firms, banks and other persons representing beneficial owners of shares for their expenses in forwarding the Notice and paper solicitation materials to such beneficial owners.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals: In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than November 30, 2010 (the date 120 days in advance of the first anniversary date of the release of our proxy materials for the previous year’s annual meeting of shareholders), and should contain such information as is required under FEI’s Amended and Restated Bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we release our proxy materials to shareholders. Proposals will also need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive office at: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

If you intend to present a proposal at our 2011 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of such proposal in accordance with our Amended and Restated Bylaws. Pursuant to our Amended and Restated Bylaws, in order for a shareholder proposal to be deemed properly presented under such circumstances, a shareholder must deliver notice of such proposal to our corporate secretary at our principal executive offices not later than 45 days nor earlier than 75 days before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received by our secretary (a) not earlier than the close of business 120 days prior to such annual meeting, and (b) not later than the close of business on the later of 90 days prior to such annual meeting, or 10 days following the day on which public announcement of the date of such annual meeting is first made. In order to be brought before our 2011 annual meeting of shareholders, therefore, shareholder proposals must be received by our corporate secretary no later than February 14, 2011 and no earlier than January 14, 2011. However, if the date of the 2011 annual meeting is more than 30 days before or 60 days after May 13, 2011, the first anniversary of this year’s annual meeting, shareholders must give us notice of any shareholder proposals during the period described above. If a shareholder does not provide us with notice of a shareholder proposal in accordance with the deadlines described above, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

The SEC establishes a different deadline with respect to discretionary voting (the “Discretionary Vote Deadline”) under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for shareholder proposals that are not intended to be included in a company’s proxy statement. The Discretionary Vote Deadline for our 2011 annual meeting is February 14, 2011, which is 45 calendar days prior to the anniversary of the release of the proxy materials to shareholders. If a shareholder gives notice of a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2011 annual meeting. Because the shareholder proposal deadline provided for in our Amended and Restated Bylaws cannot be determined until we publicly announce the date for our 2011 annual meeting, it is possible that the deadline set forth in our Amended and Restated Bylaws may occur after the Discretionary Vote Deadline. In such a case, a shareholder proposal received after the Discretionary Vote Deadline but before the deadline in the Amended and Restated Bylaws would be eligible to be presented at the next year’s annual meeting, but we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the annual meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. See “Governance – Shareholder Nominations for Director” below.

Copy of Amended and Restated Bylaws: You may contact FEI’s corporate secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making shareholder proposals and nominating director candidates, or you may refer to the copy of our Amended and Restated Bylaws filed with the SEC on February 20, 2009 as Exhibit 3.1 to a Current Report on Form 8-K, available at http://www.sec.gov. Our Amended and Restated Bylaws are also available on our website at http://www.fei.com.

GOVERNANCE

FEI has adopted a number of governance practices, policies and measures to help ensure the effective and efficient operation of the Board in overseeing management of FEI. The framework for governance is set through our Code of Business Conduct and Ethics (“Code of Ethics”) which applies to all directors, officers and employees; our Articles of Incorporation and Amended and Restated Bylaws; and our Board committee charters.

Code of Ethics

As mentioned above, FEI’s Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. Early in 2010, the Board approved amendments to our Code of Ethics. The amendments were modest and addressed our policies regarding gifts to third parties, insider trading, treatment of confidential information and maintaining accurate books and records, among other matters. A copy of our amended and restated Code of Ethics was filed with the SEC on March 2, 2010 as Exhibit 14.1 to a Current Report on Form 8-K, available at http://www.sec.gov. Our amended and restated Code of Ethics is also available on our website at http://www.fei.com and you can receive a copy of the amended Code of Ethics by sending a request to: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or calling us at 503-726-7500.

We intend to disclose any amendments or waivers to the provisions of the Code of Ethics that apply specifically to directors or executive officers by filing such information on a Current Report on Form 8-K with the SEC, to the extent such filing is required by the NASDAQ Global Market’s listing requirements; otherwise, we will disclose such amendments or waivers by posting such information on our website.

Director Independence

The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the NASDAQ Global Market listing standards. At its meeting on February 24, 2010, the Board determined that each of the non-employee directors standing for re-election is independent. Dr. Kania does not qualify as an independent director because he is our President and Chief Executive Officer. There are no family relationships among our executive officers and directors.

Board Leadership Structure and Role in Risk Oversight

Separation of the Chairman and Chief Executive Officer Function. We have separated the Chairman of the Board function from the Chief Executive Officer function. We believe that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management and otherwise enhances our governance. The Board has charged the Chairman with responsibility for developing Board meeting agendas, facilitating communication between management and the Board, representing Board member views to management and improving meeting effectiveness, among other things. Under our Amended and Restated Bylaws, the Chairman cannot be an officer of FEI. Our current Chairman, Dr. Parker, was elected for a three-year term beginning in May 2009 and ending on the date of the annual shareholder meeting in 2012.

Risk Oversight. The Board as a whole is responsible for overseeing our risk management function and certain members of our senior management team are expressly authorized by the Board to be responsible for implementation of our day-to-day risk management processes. In connection with the Board’s annual strategic plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing FEI, our general risk management strategy and actions taken by senior management in compliance with this strategy. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues.

In addition, each of our Board committees considers any risks that may be within its area of responsibilities, and Board or Board committee members periodically engage in discussions with members of the senior management team as appropriate. Specifically, senior management reports out various finance-related risks to the Audit Committee at regular meetings. At least quarterly, and more frequently as necessary, the Audit Committee Chair meets with our General Counsel to discuss any hotline complaints, allegations of violations of our Code of Ethics and other ethical, legal or compliance matters. The Audit Committee then reports the foregoing to the full Board.

Executive Sessions

Executive sessions of the independent directors occur at least four times each year. The sessions are scheduled and chaired by the Chairman.

Policy on Majority Voting for Directors

Any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly offer his or her resignation to the Board for consideration. The independent directors other than the director affected will then decide on the appropriate action, which may be to accept the resignation, reject the resignation and address what is viewed as the underlying cause of the withhold votes or reject the resignation. The policy requires directors to consider a number of factors in determining appropriate action, including the amount of the “WITHHOLD” and “FOR” votes; any reasons stated for the withhold vote; alternatives for addressing the reasons for the withhold vote; the director’s tenure, qualifications and contributions to the Board; whether removal of the director would cause FEI to fail to comply with applicable laws and rules; and FEI’s circumstances. The independent directors will make their decision within 90 days of the election. Following their determination, FEI shall, within four business days, disclose the decision publicly in a document furnished to or filed with the SEC. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation. A copy of the full majority voting policy is available on our website at http://www.fei.com.

Board Nominee Diversity

While we do not have a formal written policy on director diversity, the Board and Nominating and Governance Committee do consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These diversity factors, and others considered useful by the Board and Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board or a Board committee at a particular point in time. As a result, the priorities and emphasis of the Board and the Nominating and Governance Committee in considering diversity may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of our current and prospective Board members.

Qualification and Recommendation of Directors

The Nominating and Governance Committee identifies and evaluates candidates that it selects, or recommends to the Board for selection, as director nominees. In evaluating director candidates, the Nominating and Governance Committee may retain third party search firms to identify such candidates.

In order to evaluate and identify director candidates, the Nominating and Governance Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board. As set forth in more detail in the Nominating and Governance Committee’s charter, the Nominating and Governance Committee seeks highly qualified and experienced candidates and considers many factors in evaluating such candidates, including, but not limited to, issues of character, judgment, independence, background, age, expertise, diversity, length of service and other commitments. The Nominating and Governance Committee does not assign any particular weight or priority to any of these factors.

The Nominating and Governance Committee may review director candidates solely by reviewing information provided to it or also through discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Governance Committee deems proper. After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating and Governance Committee at which a quorum is present or by unanimous written consent of the Nominating and Governance Committee.

Shareholder Recommendations for Director

Shareholders who have held at least 10,000 shares or more of our common stock for at least a 12-month period may make recommendations to the Nominating and Governance Committee for potential Board members as follows:

•	The recommendation must be made in writing to: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

•

The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and FEI within the last three years and evidence of the recommending person’s ownership of FEI common stock.

•

The recommendation shall also contain a statement from the recommending shareholder in support of the candidate; professional references, particularly those that pertain to characteristics relevant to Board membership, including character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and personal references.

•

A statement from the shareholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the rules and regulations of the NASDAQ Global Market and the SEC, as in effect at that time.

Shareholder Nominations for Director

Our Amended and Restated Bylaws provide that nominations for election to the Board may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to our Secretary. In the case of an annual meeting, the notice must be received by our Secretary at our principal executive office at the address specified above not later than 45 days nor earlier than 75 days before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received by our Secretary (a) not earlier than the close of business 120 days prior to such annual meeting and (b) not later than the close of business on the later of 90 days prior to such annual meeting, or 10 days following the day on which public announcement of the date of such annual meeting is first made. In the case of our 2011 annual meeting, this notice must be received by us no later than February 14, 2011 and no earlier than January 14, 2011. However, if the date of the 2011 annual meeting is more than 30 days before or 60 days after May 13, 2011, the first anniversary of this year’s annual meeting, this notice must be received by us during the period described above.

To be effective, the notice must set forth all information required by Section 1.11 of our Amended and Restated Bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated; the principal occupation or employment of such person; the class and number of shares of capital stock held of record or beneficially owned by such person; any hedging or other transactions or series of transactions related to our capital stock entered into by or on behalf of such person; a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such person; a description of all arrangements or understandings between such person and the shareholder; a written statement executed by such person acknowledging that as a director of the company, such person will owe a fiduciary duty under Oregon law with respect to the company and its shareholders; and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Exchange Act. In addition, certain information must be provided about the shareholder or shareholder group making a nomination as detailed in Section 1.11 of our Amended and Restated Bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

Other Corporate Governance Policies

We have put in place the following policies to facilitate governance:

•	Limitations on Public Company Board Service

For directors who are also active Chief Executive Officers, the Board adopted a policy that a director shall serve on no more than three public company boards in total and for directors who are not active Chief Executive Officers, no more than five public company boards in total.

•	Mandatory Retirement Age for Directors

We established 75 years old as the mandatory retirement age for directors, and provide that the mandatory retirement requirement will take effect as of the annual shareholders meeting following a director’s 75th birthday.

•	Term Limits for Directors

The Board approved a maximum service term for directors of 15 years, effective as of May 10, 2006. The Board limited the application of this policy in the event it would force the retirement of more than 20% of the Board in any one year. In such cases, the Board will determine an appropriate waiver of the term limit requirement.

•	Changes in Director Qualifications

All directors are required to advise the Board of any material changes in their employment and professional engagements outside their service on the Board.

•	Stock Ownership

All directors and executive officers are required to own at least 1,000 shares of FEI’s common stock for the duration of their service. Options, vested or unvested, shall not count toward satisfying this requirement nor shall unvested restricted stock units (“RSUs”). Shares obtained through ESPP purchases, vested restricted stock or RSUs or the exercise of options are counted toward the requirement.

•	Ratification of the Selection of the Independent Registered Public Accounting Firm

FEI’s independent registered public accounting firm is selected by the Audit Committee and FEI will seek annual ratification of the choice of independent registered public accounting firm from shareholders.

•	Rotation of Independent Registered Public Accounting Firm

The performance of the independent registered public accounting firm of FEI shall be reviewed annually by the Audit Committee. FEI will assure the rotation of the lead audit partner on its audit team at intervals no greater than five years. The Audit Committee will, at least every five years (and such shorter period as it may choose), invite proposals for the audit work.

•	Director Orientation and Education

We provide a director orientation program for new directors covering matters relating to various aspects of FEI’s business and governance. We encourage our directors to attend continuing director education programs that are accredited by the ISS Governance Services unit of RiskMetrics Group (“ISS”) and we pay the fees and expenses for attendance at these programs. Messrs. Bock, Kelly, Richardson and Wills and Drs. Lattin and Parker attended programs accredited by ISS and the National Association of Corporate Directors (“NACD”) from 2007 through 2009. In addition, Mr. Richardson is a holder in good standing of a Certificate of Director Education issued by NACD.

Communications with the Board

The Board has adopted a process for shareholder communications with the Board and has selected Bradley J. Thies, Vice President, General Counsel and Secretary, to act as FEI’s contact person for shareholder communication directed to the Board. Mr. Thies will relay all relevant questions and messages from the shareholders of FEI to the specific director identified by the shareholder or, if no specific director is requested, to a director he selects. Mr. Thies can be reached at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, OR 97124-5793, and email messages may be sent to bod@fei.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation or removal. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason (none being presently known), the proxy holders will have discretionary authority to vote, pursuant to the proxy, for a suitable substitute or substitutes.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the persons named in the following table for election as directors, each of whom is presently serving on our Board:

Name	Age(1)	Director Since

Lawrence A. Bock	50	2004
Wilfred J. Corrigan	71	2002
Don R. Kania	55	2006
Thomas F. Kelly	57	2003
William W. Lattin	69	1999
Jan C. Lobbezoo	63	1999
Gerhard H. Parker (Chairman)	66	2001
James T. Richardson	62	2003
Richard H. Wills	55	2009

(1)	As of the Record Date.

Lawrence A. Bock is a nationally recognized business leader in nanotechnology, which is the broad market that FEI serves. He has served as a director of FEI since December 2004. He currently serves as a general partner in CW Ventures and a special limited partner to Lux Capital, two venture capital firms that focus on life sciences and nanotechnology companies. Mr. Bock’s most recent position in industry was with Nanosys, Inc., a nanotechnology platform and product development company, where he served as Executive Chairman from November 2004 through December 2006. Mr. Bock has more than 20 years’ experience in leadership in the pharmaceutical, life sciences and nanotechnology industries. He has co-founded over a dozen companies and served as Chief Executive Officer of six. He has served as a member of the President’s Export Council Subcommittee on Export Administration and a member of the Blue Ribbon Task Force on Nanotechnology. Mr. Bock serves on the Advisory Board and Technology Advisory Board of the NanoBusiness Alliance, as well as the Advisory Board of the Faculty of Chemistry of the University of California, Berkeley. Mr. Bock’s broad range of business skills and knowledge of the nanotechnology market provide valuable assistance to the Board in evaluating FEI’s markets, strategy and operations. In addition, Mr. Bock’s experiences with life sciences companies and the pharmaceutical industry enhance the knowledge of the Board, providing value to FEI as it continues to grow and explore opportunities in these market segments. Mr. Bock received a B.A. degree in Biochemistry from Bowdoin College and an M.B.A. degree from University of California, Los Angeles.

Wilfred J. Corrigan is a seasoned executive who has been a key figure in the semiconductor industry for 40 years. He has served as a director of FEI since May 2002. Mr. Corrigan’s most recent positions in the electronics industry were with LSI Logic Corporation, a leader in the design, development, manufacture and marketing of complex, high-performance integrated circuits and storage systems. Mr. Corrigan was the principal founder of LSI Logic in 1981, and served as its Chief Executive Officer and Chairman of the Board from 1981 to June 2005. He served as the company’s Chairman from June 2005 until May 2006. Before founding LSI Logic, Mr. Corrigan spearheaded the growth of Fairchild Camera and Instrument Corporation as Chairman, President and Chief Executive Officer, and earlier as its Vice President and General Manager of its Semiconductor Division. Mr. Corrigan began his career and held several senior positions at Motorola Semiconductor Products, Inc. He was a founder of, and served twice as Chairman of, the Semiconductor Industry Association, a leading industry group for semiconductor manufacturers. The semiconductor industry is an important market for FEI, and Mr. Corrigan’s deep knowledge of this industry and related customer needs aids the Board in understanding this market segment. Mr. Corrigan also brings general insights to the Board’s deliberations from his long, successful business career. Further, Mr. Corrigan’s international background, education and experience add to the Board’s perspective in dealing with international matters which are important to FEI as it continues to grow abroad. Mr. Corrigan serves on the board of directors of several privately-held corporations. He also is a member of the board of directors of the Semiconductor Industry Association; a Fellow of the Royal Academy of Engineering, the Imperial College of Science, Technology and Medicine and London’s City and Guild Institute; and a driving force in the establishment of the World Semiconductor Council. Mr. Corrigan holds a B.S. degree in Chemical Engineering from the Imperial College in London, England.

Don R. Kania brings a wealth of business and technological experience to FEI. He has served as a director and our President and Chief Executive Officer since August 2006. Prior to coming to FEI, Dr. Kania held successively senior positions at Veeco Instruments Inc., a provider of metrology and process equipment solutions used by manufacturers in the data storage, semiconductor, wireless, lighting and solar industries. From July 2004 to July 2006, Dr. Kania was President and Chief Operating Officer of Veeco. From March 2003 to July 2004, Dr. Kania was President of that company. Prior to that, he was a Vice President and General Manager of Veeco’s Metrology Group, and before that, Chief Technology Officer. Dr. Kania was heavily involved in Veeco’s operations as well as mergers and acquisitions. Dr. Kania’s experiences in nanotechnology and the capital equipment markets allow him to offer valuable knowledge and experience to FEI’s Board. Before entering private industry, Dr. Kania was a senior manager at Lawrence Livermore National Laboratory where he directed the Advanced Microtechnology Program and worked in data storage and semiconductor industry applications, including in areas served by FEI; these specific experiences are helpful to the Board’s understanding of these markets and customer needs. In the early 1990’s, Dr. Kania was also a Research Director at Crystallume, a manufacturer of thin film diamond coatings and a customer of FEI. Before that, he worked as a researcher in the U.S. Department of Energy’s Los Alamos and Lawrence Livermore National Laboratories. Through these activities, Dr. Kania has gained an understanding of the needs of FEI’s customers in the research market segment, which allows him to offer insights to the Board. Dr. Kania is on the Advisory and Oversight Board of the California NanoSystems Institute; on the North American Board of Directors of SEMI, a global industry association serving the manufacturing supply chains for the microelectronic, display and photovoltaic industries; and on the board of directors of American Science & Engineering, Inc., which designs state-of-the-art x-ray imaging tools for security screening. He holds B.S., M.S. and Ph.D. degrees in Physics and Engineering from the University of Michigan.

Thomas F. Kelly is a technology industry veteran and provides the Board with nearly 30 years’ experience of finance and operations background in software firms ranging in size from start-ups to companies with billions of dollars of revenue. He has served on the FEI Board since 2003. He currently works with Trident Capital, a venture capital and private equity firm focused on software, health care, information technologies and clean technologies. He served as a director of Epicor Software Corporation, an enterprise software company, from January 2000 until January 2009. From February 2008 to January 2009, Mr. Kelly also served as President and Chief Executive Officer of Epicor. From June 2006 until February 2008, Mr. Kelly served as Chief Executive Officer and President of MontaVista Software, a provider of Linux-based development software. He also chaired the board of that group from June 2006 until December 2009. Mr. Kelly was President and Chief Executive Officer of Encentuate, Inc., an enterprise software company in 2006. From September 2004 until December 2005, Mr. Kelly was an entrepreneur-in-residence with Trident Capital. From January 2001 to September 2004, Mr. Kelly was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enabled personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc., a provider of digital audio, video and high performance analog and mixed signal integrated circuits for consumer entertainment and industrial applications, as Executive Vice President and Chief Financial Officer, and then subsequently as Chief Operating Officer. Mr. Kelly held executive roles at Frame Technology Corporation, which was acquired by Adobe Systems, and also served as Chief Financial Officer at Cadence Design Systems. Mr. Kelly’s diversity of business experience – as a chief executive officer, a chief operating officer and a chief financial officer – brings a range of perspectives to the Board. Moreover, Mr. Kelly’s strong background in software businesses is helpful to the Board’s understanding of FEI’s product offerings which have increasing software content. In addition, Mr. Kelly’s extensive finance and accounting experience make him well-suited for our Audit Committee. Mr. Kelly qualifies as an “audit committee financial expert” as defined in the SEC’s rules and regulations and serves as chair of the Audit Committee. Mr. Kelly holds a B.S. degree in Economics from Santa Clara University.

William W. Lattin has had a successful career in the semiconductor industry, spanning over 40 years of service and has served as a director of FEI since April 1999. He served as our lead independent director from July 2005 until August 2006. Since 2002, Dr. Lattin has served as the President of Lattin Enterprises, a firm that invests in development-stage technology companies. Dr. Lattin’s career has spanned both hardware and software companies in the electronics industry. From October 1994 until October 1999, Dr. Lattin was the Executive Vice President of Synopsys, Inc., a leading supplier of electronic design automation software to the global semiconductor industry. Prior to joining Synopsys, from 1986 to 1994, Dr. Lattin was President and Chief Executive Officer of Logic Automation, and led that company’s growth and eventual sale to Synopsys in 1994. Dr. Lattin was Vice President of the Systems Group at Intel Corporation from 1975 to 1986. He was responsible for the formation of Intel Oregon and has long-standing involvement with the local Oregon technology industry. Dr. Lattin’s experience at Intel included responsibilities for microprocessor development and management of Intel’s board computer division, which developed embedded systems for many different applications which includes machine control. Dr. Lattin’s senior positions at software companies are helpful to the Board as software is increasingly significant to FEI’s product offerings. Further, Dr. Lattin’s long and successful involvement with the semiconductor industry is important to the Board’s understanding of this market. In particular, Dr. Lattin has been involved in microprocessor and micro device development from the hardware and software side. FEI’s tools have been used heavily by major semiconductor firms for device development, which makes Dr. Lattin’s specific experience in this area helpful. Dr. Lattin is on the board of directors of several other public companies, and this diverse board service is valuable in the Board’s consideration of business and governance practice at other companies. Dr. Lattin serves on the board of directors of Merix Corporation, a manufacturer of technologically advanced electronic interconnect solutions for use in sophisticated electronic equipment, and RadiSys Corporation, a provider of advanced embedded solutions for the service provider, commercial and enterprise systems markets. Dr. Lattin also sits on the board of directors of several privately held companies. Dr. Lattin holds a Ph.D. degree in Electrical Engineering from Arizona State University and M.S.E.E. and B.S.E.E. degrees from the University of California, Berkeley. As well, Dr. Lattin holds seven patents, is a founding member of VHDL International, a semiconductor industry development organization, and is a senior member of IEEE.

Jan C. Lobbezoo brings to the Board significant international business and financial experience. He has served as a director of FEI since July 1999. Until December 2006, Mr. Lobbezoo was the Executive Vice President of Philips International B.V., with responsibility for financial oversight of several minority shareholdings of Koninklijke Philips Electronics N.V. and its affiliates (“Philips”). From May 1994 to September 2005, Mr. Lobbezoo was Executive Vice President and Chief Financial Officer of Philips Semiconductors International B.V. (now NXP Semiconductors). He joined Philips in 1970 and has served in a number of finance and control positions in Nigeria, South Africa and Scandinavia, as well as in the Netherlands. Mr. Lobbezoo is on the supervisory board of TMC, a Dutch high-technology secondment services company, quoted on Amsterdam Alternext Stock Exchange, as well as a member of the Supervisory Board of the SmarTrac Technology Group, a Dutch registered company and a leading supplier of high security RFID inlays, quoted in the Frankfurt Stock Exchange. He is also a member of the Supervisory Board and Chairman of the Audit Committee of ASM International NV, a company which manufactures equipment and materials used to produce semiconductor devices, quoted on Euronext Amsterdam and NASDAQ stock exchanges. He was a member of the board of Taiwan Semiconductor Manufacturing Company (TSMC) for 12 years until 2007, and remains its advisor, specifically in the areas of U.S. corporate governance, international reporting and financial review. Mr. Lobbezoo’s long experience in a senior finance role has been useful in particular in his service on the Audit Committee as he contributes significant finance and accounting knowledge to our Board. His experience as Chief Financial Officer of a major semiconductor manufacturer and as director of the world’s largest semiconductor foundry is helpful to the Board for the insights he is able to provide into the electronics industry and customer needs. Mr. Lobbezoo’s Dutch background is helpful in understanding cultural, organizational and other issues related to our workers in the Netherlands and in other areas of Europe. His other international experience, including his work in Asia, lends helpful perspective to the Board’s deliberations on international issues. Mr. Lobbezoo’s experience with U.S. GAAP and public company accounting is valuable to the Board’s consideration of financial matters, and he qualifies as an “audit committee financial expert” as defined in the SEC’s rules and regulations. Mr. Lobbezoo holds an M.A. degree in Business Economics from Erasmus University in Rotterdam, the Netherlands, and is a member of the Dutch Institute of Chartered Accountants (NIVRA).

Gerhard H. Parker is widely respected in the semiconductor industry for his very successful 40-plus year career. He has served as a director of FEI since July 2001 and the Chairman of the Board since 2009. Dr. Parker began his work in the semiconductor industry in 1969 at Intel and held successively senior positions with Intel until his retirement in 2001 as Executive Vice President of New Business Development. From 1991-1998, he was General Manager of the Manufacturing and Technology Group, where his responsibilities included technology development, systems manufacturing, components manufacturing and support functions at Intel. Prior to that, Dr. Parker was Manager of Technology Development, where he was instrumental in defining and managing Intel’s highly successful technology development methodology and leadership strategy. Before that, Dr. Parker was Director of Quality Assurance and was responsible for establishing quality control and reliability engineering functions within the manufacturing operations. From his varied experiences at Intel, Dr. Parker brings to the Board deep manufacturing and operational experience that includes knowledge of the application of FEI’s tools in the electronics market segment. In addition, Dr. Parker’s long experience as a senior executive at a global Fortune 100 company contributes to the Board’s consideration of a range of international business matters. He has valuable knowledge of the capital equipment business from his service on the board of Applied Materials, Inc. Dr. Parker is also a member of the board of Lattice Semiconductor Corporation. His service on other boards enables him to offer unique perspectives on strategy and governance to FEI. Mr. Parker holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from the California Institute of Technology.

James T. Richardson is a 30-year veteran of the high-tech sector and has served as Chief Financial and Administrative Officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue. He has served as a director of FEI since July 2003 and the Chairman of the Board from August 2006 to May 2009. Mr. Richardson served as Senior Vice President and Chief Financial Officer of the website analytics software firm, WebTrends Corporation, from July 1998 to May 2001. Prior to that, Mr. Richardson served from April 1994 to December 1998 as Senior Vice President of Corporate Operations and Chief Financial Officer of Network General, a security software company that merged with McAfee Associates Inc. in December 1997 to form Network Associates. Before Network General, from July 1992 to March 1994, Mr. Richardson served as Vice President of Finance and Administration and Chief Financial Officer of Logic Modeling Corporation, which merged with Synopsys Inc. in February 1994. Prior to that, he served as Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary of Advanced Logic Research from November 1989 to July 1992. ALR was a personal computer manufacturer. From 1977 to 1989, Mr. Richardson served in various positions with Floating Point Systems Inc., rising to the position of Vice President of Finance and Administration and Chief Financial Officer. Mr. Richardson’s experience in senior finance roles at several public companies is valuable to the Board’s consideration of financial matters, and he qualifies as an “audit committee financial expert” as defined in the SEC’s rules and regulations. His finance experience and leadership skills also enable him to make valuable contributions to our Audit Committee on which he serves. In addition, Mr. Richardson’s strong experience with software companies is helpful to the Board’s deliberations regarding new technologies as software is increasingly important to FEI’s business and strategy. Mr. Richardson currently serves as lead independent director of the board of directors of Digimarc Corporation, a supplier of secure personal identification systems. Mr. Richardson also serves on the board of directors of Epicor Software Corporation, an enterprise software company. His work with other boards and his significant experience in corporate governance and administration offers helpful experience to the Board. Mr. Richardson received a B.A. degree in Finance and Accounting from Lewis & Clark College, an M.B.A. degree from the University of Portland and a J.D. degree from Lewis & Clark Law School.

Richard H. Wills brings extensive experience in marketing, product development and product line management, coupled with a global perspective, to the Board. He has served as a director of FEI since February 2009. Mr. Wills joined Tektronix, an Oregon based company, in 1979 and held a variety of positions, including key international roles, during his tenure there. In 1993 and 1994, he held the position of Worldwide Director of Marketing for the Measurement Business Division. During these years, his team started building a foundation for more extensive global marketing. His team established marketing centers in Europe, the Pacific and the U.S., and improved linkages with Japan and the rest of the world. In 1997, he was named President of European Operations, where he was responsible for all European activities, including sales, marketing, manufacturing and logistics. As President of European Operations, he was charged with building Tektronix’s sales and marketing presence in Europe, the company’s largest market outside the United States. Mr. Wills moved to the European post from his role as the company’s President of the Americas Operations, one of the three operational units established by Tektronix to accelerate growth in key international markets. In January 2000, he was named President and Chief Executive Officer of the company and was elected to its board of directors. In September 2001, he was elected Chairman of the Board. Tektronix was acquired by Danaher Corporation, a leading diversified industrial company, in late 2007. Mr. Wills remained Chairman of Tektronix until June 2008. Mr. Wills’ recent experience as Chief Executive Officer of a substantial capital equipment manufacturer brings a valuable perspective to the Board. His positions in sales and marketing are helpful to consideration of those issues, as is his international experience. His operations background also adds to the Board’s understanding of operational and manufacturing issues. Prior to joining Tektronix, Mr. Wills spent six years in the U.S. Air Force in various assignments in the United States and Europe. Mr. Wills holds a degree in Computer Systems from Linfield College and an M.B.A. from the University of Oregon.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board met seven times during 2009. During 2009, no director attended fewer than 75% of the meetings of the Board and any committees of which the director was a member. The Board encourages attendance of Board members at our annual meeting of shareholders. Eight directors attended the 2009 annual meeting.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. Throughout 2009, the standing committees of our Board were the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has determined that all of our standing committees consist only of independent directors as prescribed by the rules and regulations of the NASDAQ Global Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. Charters for each committee are available on our website, free of charge, at http://www.fei.com. You can also receive a copy of each of the charters, free of charge, by sending a request to: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or calling us at 503-726-7500.

The following table shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Thomas F. Kelly(1)	Lawrence A. Bock	Wilfred J. Corrigan
Jan C. Lobbezoo	Wilfred J. Corrigan	William W. Lattin(1)
James T. Richardson	William W. Lattin	James T. Richardson
Richard H. Wills(1)

(1)	Current Committee Chairman.

Audit Committee

The Audit Committee’s responsibilities and authorities include, but are not limited to, the following general categories: (i) processes, controls and risk management; (ii) engagement and review of the work of the independent registered public accountants; and (iii) review of reports submitted to the SEC and other disclosure made by us. The Audit Committee met nine times in 2009.

Compensation Committee

The Compensation Committee determines compensation for our executive officers, administers our stock incentive plans and ESPP, reviews and makes recommendations to the Board regarding non-employee director compensation and addresses general compensation issues for the Board. The Compensation Committee makes executive compensation decisions based on information from a variety of sources, including management, outside consultants, outside counsel, information generally available and from the experience of the individual members of the Compensation Committee. Mr. Wills joined and became the Chair of the Compensation Committee in May 2009. Mr. Parker left the Compensation Committee when he became Chairman of the Board in May 2009. The Compensation Committee met eleven times in 2009 and its members interact with management throughout the year.

Nominating and Governance Committee

The Nominating and Governance Committee reviews qualifications and makes recommendations to the Board concerning nominees to the Board and committee appointments. The committee also oversees governance and Board membership matters. Mr. Richardson joined the Nominating and Governance Committee in May 2009. Mr. Parker left the Nominating and Governance Committee when he became Chairman of the Board in May 2009. The Nominating and Governance Committee met six times in 2009.

Nominees for election at the 2010 annual meeting are all currently directors and were originally recommended to our Board by various sources, including our outside directors, advisors and other referral sources.

DIRECTOR COMPENSATION

Background

We aim to pay directors compensation that is consistent with what other similarly situated companies pay. We use various sources to gain information about director compensation, including benchmarking against other companies and broad-based national compensation director surveys, as well as the experience of our directors who serve on other boards. We also adjust our compensation to account for individual roles and committee assignments, including ad hoc committees and special assignments. We compensate directors with cash and equity. Following is a summary of payments under each of those components.

Fees Earned or Paid in Cash

Prior to July 1, 2010, cash payments to non-employee directors will be made as follows:

•	Annual retainer: $25,000
•	Chairman of the Board: $35,000 annually (in addition to the annual retainer)
•	Board meeting fees: $1,500 per meeting attended, whether attended in-person or by phone
•	Annual committee chairman fees:
-	$3,000 for Nominating and Governance Committee
-	$5,000 for Compensation Committee
-	$10,000 for Audit Committee
•	Committee meeting fees: $1,000 per meeting attended, whether attended in-person or by phone

Effective July 1, 2010, our non-employee directors will receive the following:

•	Annual retainer: $30,000
•	Chairman of the Board: $35,000 annually (in addition to the annual retainer)
•	Board meeting fees: $1,500 per meeting attended, whether attended in-person or by phone
•	Annual committee chairman fees:
-	$5,000 for Nominating and Governance Committee
-	$7,000 for Compensation Committee
-	$12,000 for Audit Committee
•	Committee meeting fees: $1,000 per meeting attended, whether attended in-person or by phone

All amounts are paid quarterly. There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. On occasion, non-committee members are invited to attend committee meetings and may be paid fees for such attendance. All directors were reimbursed in 2009 for reasonable expenses incurred in connection with attending meetings.

Equity Compensation

Each new non-employee director receives 5,000 RSUs upon becoming a director. These RSUs vest 25% per year beginning one year from the date the person became a director.

Each continuing non-employee director receives 2,500 RSUs on the date of each annual meeting beginning the year subsequent to the year in which such person became a non-employee director. On February 24, 2010, the Board approved an amendment to the 1995 Stock Incentive Plan that, if approved by the shareholders, will replace the annual automatic grant of 2,500 RSUs with an annual automatic grant of 1,500 RSUs and options to purchase 3,000 shares of our common stock. This amendment is described in more detail in the section entitled “Proposal No. 2 – Amendment to 1995 Stock Incentive Plan.” If approved, the plan amendments will be effective immediately. Also in February 2010, the Board approved an amendment to our 1995 Stock Incentive Plan to accelerate vesting of all equity grants held by non-employee directors immediately prior to a change of control transaction.

Director Compensation Table

The following table describes the compensation paid or accrued by FEI to individuals who were non-employee directors for the fiscal year ended December 31, 2009. Dr. Kania serves as both a director and an executive officer; he is omitted from this table as he did not receive any additional compensation for services provided as a director.

DIRECTOR COMPENSATION

For Fiscal Year Ended 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Lawrence A. Bock	$46,500	$47,500	$94,000
Wilfred J. Corrigan	$51,500	$47,500	$99,000
Thomas F. Kelly	$54,500	$47,500	$102,000
William W. Lattin	$55,500	$47,500	$103,000
Jan C. Lobbezoo	$44,500	$47,500	$92,000
Gerhard H. Parker	$64,500	$47,500	$112,000
James T. Richardson	$67,000	$47,500	$114,500
Richard H. Wills	$47,250	$85,000	$132,250

(1)

Amounts represent the aggregate grant date fair value of stock and option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value of 2009 RSU grants computed in accordance with FASB ASC Topic 718 for Mr. Wills is $85,000 and for each of the other listed directors is $47,500. No option awards were made to non-employee directors in 2009. At fiscal year end, Mr. Wills had an aggregate of 5,000 outstanding RSUs and each of the other directors had an aggregate of 6,250 outstanding RSUs. At fiscal year end, each director had aggregate option awards to purchase shares as follows:

Name	Outstanding Option Awards

Lawrence A. Bock	22,500
Wilfred J. Corrigan	23,000
Thomas F. Kelly	20,000
William W. Lattin	33,000
Jan C. Lobbezoo	22,500
Gerhard H. Parker	26,000
James T. Richardson	20,000
Richard H. Wills	0

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the slate of nominees named in this proxy statement.

PROPOSAL NO. 2

AMENDMENT TO 1995 STOCK INCENTIVE PLAN

We maintain our 1995 Stock Incentive Plan for the benefit of our employees, officers and directors and others who provide services to FEI. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of FEI.

We propose to amend the plan: (i) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares and (ii) to change the terms of the annual automatic equity grants for non-employee members of our Board.

We are asking our shareholders to approve these amendments to the plan so that we can continue to use the plan to achieve our goals, including the ability to attract and retain employees and non-employee directors, and encourage stock ownership on the part of our employees. Our Board unanimously approved these amendments on February 24, 2010, subject to approval of our shareholders at the annual meeting. Approval of the amended plan requires the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy at the annual meeting and entitled to vote on this matter. If the shareholders approve the amended and restated plan, it will replace the current version of the plan. Otherwise, the current version of the plan will remain in effect.

The following is a summary of the amendments being proposed for shareholder approval:

•

The shareholders are being asked to approve an increase to the number of shares authorized for issuance under the plan by 250,000 shares. The Board believes additional shares will be needed, in part, under the plan to accommodate the increased number of shares anticipated to be granted due to our shift from granting only RSUs to granting a mix of RSUs and stock options, as described in more detail in the section entitled “Equity-Based Incentives – Reevaluation of Equity Granting Program.” Further, as FEI has not had any significant senior executive hires in the last several years, there is a possibility that additional shares may be needed to incent potential new hires to join FEI. We also anticipate future growth, including new hires and by way of possible mergers and acquisitions. Finally, FEI granted approximately 576,000 shares subject to RSUs and stock options under the plan in 2009, which is more than double the number of shares that the shareholders are being asked to approve. In light of the foregoing, the Board believes that this proposal to increase the number of shares authorized for issuance under the plan is appropriate.

•

The shareholders are also being asked to approve an amendment to replace our current annual automatic RSU grants to non-employee directors with a mix of RSU and stock option awards. Specifically, if approved, each non-employee director will receive an annual automatic grant of 1,500 RSUs and options to purchase 3,000 shares of our common stock instead of 2,500 RSUs in each calendar year. For annual grants made in 2010 prior to April 30, the RSUs and options will vest in four equal installments beginning on April 30, 2011. For annual grants made in 2010 on or after April 30, the RSUs and options will vest in three equal annual installments beginning on April 30, 2011. For annual grants made in 2011, the RSUs and options will vest 50% per year beginning on April 30, 2012, until fully vested. For annual grants made in 2012 and each subsequent year, the RSUs and options will fully vest on April 30 in the year following the grant date. We are proposing this amendment based on various factors. First, our director compensation plan has not been updated since early 2006, and certain peer benchmarking and anaylsis of current trends show that stock options are an element of current director compensation. For benchmarking comparisons, the Compensation Committee relied on information provided by Compensia, Inc. (“Compensia”) and data from the National Association of Corporate Directors. Second, in light of this benchmarking, we believe that close alignment to peers in our equity granting practices for director compensation is necessary to retain and recruit members to the Board. Third, such change is consistent with our overall aim to align our director compensation to the 50th percentile of industry peers.

We are not proposing to amend the plan in any other way.

FEI believes strongly that the approval of these amendments to the plan is important to our continued success. FEI’s employees and directors are its most valuable assets. Stock options and other awards such as those provided under the amended and restated plan are important to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. Such awards also are crucial to our ability to motivate employees and directors to achieve FEI’s goals.

The following paragraphs provide a summary of the principal features of the current plan and the changes to the plan under the proposed amendments. The current version of our plan is available as an exhibit to a Current Report on Form 8-K filed with the SEC on March 2, 2010. The proposed amendments changing the terms of the annual automatic equity grants for non-employee directors are set forth in their entirety as Appendix A to this Proxy Statement. The summary is qualified in its entirety by reference to the current plan and Appendix A.

Description of the 1995 Stock Incentive Plan

General

The purpose of the plan is to enable FEI to attract and retain the services of (i) select employees, officers and directors; and (ii) select non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI’s products and independent contractors of FEI or any subsidiary. We provide these incentives through the grant of stock options, stock appreciation rights (“SARs”), stock bonuses, restricted stock, RSUs, cash bonus rights or performance units.

Eligibility

Eligible participants include employees, officers and directors of FEI and non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI’s products and independent contractors of FEI or any subsidiary. As of the Record Date, there were approximately 1806 employees and directors eligible to participate. As of that date, we had approximately 512 employees and directors participating in the plan, and no participants from any of the other eligible groups of participants.

Administration

Our Board is authorized to administer the plan and may promulgate rules and regulations for the operation of the plan. The Board has delegated authority to administer the plan to the Compensation Committee. Only our Board, however, may amend, modify or terminate the plan. The Compensation Committee has the power to determine the terms of the awards, including the individuals to whom awards will be made, the amount of the awards and such other terms and conditions of the awards. Additionally, the Compensation Committee makes all other determinations necessary or advisable for the administration of the plan, including interpreting the plan and any award agreements under the plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m), approves such grants and the performance goals for any performance period. In the case of awards granted to certain executive officers that require the achievement of specified performance goals following the completion of the performance period, the Compensation Committee will certify, to the extent required by Section 162(m), in writing whether, and to what extent, the performance goals for the performance period have been achieved. Options intended to be tax-favored incentive stock options may no longer be granted under the 1995 Stock Incentive Plan.

Share Reserve

Currently, 10,000,000 shares of our common stock are reserved for issuance under the plan. If the shareholders approve Proposal No. 2, a total of 10,250,000 shares will be reserved for issuance under the plan. As of the Record Date, 2,348,428 shares were subject to outstanding awards granted under the plan, and 2,762,919 shares remained available for any new awards to be granted in the future. As stated in our Current Report on Form 8-K filed with the SEC on July 27, 2006, we have reduced the number of shares available for grant under the plan by 175,000 because grants of 75,000 RSUs and 100,000 options were made outside the plan in connection with the hiring of our current President and Chief Executive Officer. The shares issued under the plan may be authorized and unissued shares or reacquired shares. If an option, SAR, RSU or performance unit granted under the plan expires, terminates or is cancelled, the unissued shares subject to such option, SAR, RSU or performance unit shall again be available under the plan. If shares sold or awarded as a bonus under the plan are forfeited to FEI or repurchased by FEI, the number of shares forfeited or repurchased shall again be available under the plan.

The plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares that can be issued to any one individual in any calendar year pursuant to options and SARs is 250,000, provided that such limit is 200,000 in the individual’s first calendar year of service. The maximum number of shares that can be issued to any one individual in any calendar year pursuant to restricted stock, stock bonuses and RSUs is 75,000. With respect to performance units, an individual may not be granted performance units in any calendar year having an initial value greater than $2.0 million.

Term of Plan

The plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. Our Board may suspend or terminate the plan at any time.

Stock Options

The Compensation Committee determines:

•	the persons to whom options are granted;
•	the option price;
•	the number of shares to be covered by each option;
•	the term of each option;
•	the times at which options may be exercised; and
•	whether the option is an incentive stock option or a nonqualified stock option (except that no future incentive stock options may be granted under the plan).

The Compensation Committee determines the exercise price of options under the plan, provided that with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and all incentive stock options, the option price cannot be less than the fair market value of our common stock on the date of grant. Although we have granted incentive stock options under the plan in the past, we have no plans to do so in the future and cannot do so under the current plan. Historically, incentive stock option grants were subject to several restrictions, including limitations on pricing and on award amounts per year. Currently, no employee may be granted options or SARs under the plan for more than 200,000 shares in connection with the hiring of the employee or 250,000 shares in any subsequent year.

Options granted under the plan generally continue in effect for the term fixed by the Compensation Committee. Recently, option grants have had 7-year terms. Older grants had 10-year terms. However, the term of an incentive stock option could not exceed 10 years from the date of grant, unless the optionee owned more than 10% of our combined voting power and then the term could not exceed 5 years. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Options generally are nontransferable except upon the death of a holder. Options generally may be exercised only while an optionee is employed by or in the service of FEI or a subsidiary or within 12 months following termination of employment or service by reason of death or disability or 30 days following termination for any other reason. In the event of the death of an optionee, all outstanding options held by the optionee generally will become fully vested. The Compensation Committee may extend the exercise period of any nonqualified stock option for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number of shares underlying the option. The purchase price for each share purchased on the exercise of options (together with applicable withholding taxes) must be paid in the manner permitted by the Compensation Committee, which may include:

•	cash, including cash that may be the proceeds of a loan from us (other than to executive officers);
•	shares of our common stock valued at fair market value;
•	restricted stock;
•	performance units or other contingent awards denominated in either stock or cash;
•	promissory notes (other than to executive officers);
•	net exercise; or
•	other forms of consideration, as determined by the Compensation Committee.

Upon exercise of an option, the number of shares subject to the option and the number of shares available under the plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Automatic Equity Grants to Non-Employee Directors

Presently, each individual who is a non-employee director receives 5,000 RSUs upon becoming a non-employee director. These RSUs vest 25% per year beginning on the anniversary of the date the person became a director, until fully vested.

In addition, each non-employee director receives an annual automatic grant of 2,500 RSUs in each calendar year subsequent to the year in which such person became a non-employee director on the date of each annual meeting of shareholders, provided the non-employee director continues in that capacity as of that date. These RSUs vest in four equal annual installments on April 30, beginning in the year following the grant date, until fully vested. If Proposal Nol. 2 is approved by the shareholders, the annual automatic grant of 2,500 RSUs to each non-employee director will be replaced by an annual automatic grant of 1,500 RSUs and options to purchase 3,000 shares of our common stock, effective immediately. These grants will be made on the date of the annual meeting of shareholders in each calendar year subsequent to the year in which the person became a non-employee director, provided the non-employee director continues in that capacity as of that date. For annual grants made in 2010 on or after April 30, the RSUs and options will vest in three equal annual installments beginning on April 30, 2011. For annual grants made in 2011, the RSUs and options will vest 50% per year beginning on April 30, 2012, until fully vested. For annual grants made in 2012 and each subsequent year, the RSUs and options will fully vest on April 30 in the year following the grant date.

If a non-employee director ceases to be a director due to death, 100% of the unvested portion of his or her RSUs and stock options will vest on the date of death. Furthermore, if there is a change of control transaction, 100% of the unvested portion of his or her RSUs and stock options will vest immediately prior to such event. For additional information, see “Director Compensation” above.

Stock Appreciation Rights

SARs may be granted under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the plan. A SAR gives the holder the right to payment from us of an amount equal in value to the excess of the fair market value on the date of exercise of a share of our common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

A SAR is exercisable only at the time or times established by the Compensation Committee. If a SAR is granted in connection with an option, the following rules apply: (1) it is exercisable only to the extent and on the same conditions that the related option is exercisable; (2) it is exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) it may be for no more than 100% of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon its exercise, the option or portion thereof to which the SAR relates terminates; and (5) upon exercise of the option, the related SAR or portion thereof terminates. Payment by us upon exercise of a SAR may be made in our common stock valued at its fair market value, cash, or partly in stock and partly in cash, as determined by the Compensation Committee.

The Compensation Committee may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR. The Compensation Committee also may adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the plan.

Stock Bonus Awards

The Compensation Committee may award shares of our common stock as a stock bonus under the plan. The Compensation Committee may determine the persons who receive such awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Compensation Committee at the time the stock is awarded. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock

Under the plan, the Compensation Committee may issue restricted stock to such persons and in such amounts as it determines. The Compensation Committee will also set the terms and restrictions of the grant, including restrictions concerning transferability, repurchase by FEI and forfeiture of the shares issued. Participants are required to pay any applicable federal, state or local tax withholdings. Upon the issuance of restricted stock, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock Units

The Compensation Committee may also award RSUs under the plan. Each RSU represents a bookkeeping entry amount equal to the fair market value of one share of FEI common stock. The terms and conditions of the award, including number of RSUs granted, vesting, payout and transfer restrictions are specified in an RSU award agreement between FEI and the participant. The Compensation Committee sets vesting criteria that determine the number of RSUs that are paid out. The vesting criteria may be based upon company-wide, business unit or individual performance (including continued employment) or any other basis. Upon vesting, participants are entitled to receive a payout as specified in the award agreement, although the Compensation Committee has discretion to reduce or waive any vesting criteria.

Earned RSUs may be paid in cash, shares of common stock or a combination thereof. Unearned RSUs are forfeited to FEI. Shares of common stock represented by RSUs that are fully paid in cash will again be available for grant under the plan. Shares of common stock represented by RSUs that are used to satisfy tax withholding obligations on vested RSUs may again be available for grant under the plan at FEI’s discretion. We may use different methods to satisfy any applicable federal, state or local tax withholding requirements of a participant, including withholding the economic value represented by an appropriate portion of the RSU award, making cash demand or by withholding appropriate amounts of securities or cash due the participant from FEI.

Cash Bonus Rights

The Compensation Committee may grant cash bonus rights under the plan in connection with: (1) options granted or previously granted; (2) SARs granted or previously granted; (3) stock bonuses awarded or previously awarded; and (4) shares sold or previously sold under the plan.

Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the plan.

Performance Units

The Compensation Committee may grant performance units consisting of monetary units that may be earned in whole or in part if we achieve goals established by the Compensation Committee over a designated period of time not to exceed 10 years. Payment of an award earned may be in cash or stock or both, and may be made when earned, or vested and deferred, as the Compensation Committee determines.

Foreign Qualified Grants

Awards under the plan may be granted to eligible persons residing in foreign jurisdictions. The Compensation Committee may adopt supplements to the plan required to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the plan.

Performance Goals

Under Section 162(m), the annual compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers may not be deductible to the extent it exceeds $1.0 million. However, we are able to preserve the deductibility of compensation in excess of $1.0 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the amended and restated plan, setting limits on the number of awards that any individual may receive and for awards other than options, establishing performance criteria that must be met before the award actually will vest or be paid.

We have designed the amended and restated plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Compensation Committee (in its discretion) may make performance goals applicable to an individual with respect to an award. At the Compensation Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the plan): (a) operating income, (b) pretax income, and (c) return on sales. The performance goals may differ from individual to individual and from award to award.

Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including, but not limited to, passage of time or against another company or companies), (3) on a per-share basis, (4) against the performance of FEI as a whole or a business unit of FEI, or (5) on a pre-tax or after-tax basis. The Compensation Committee shall determine whether any significant elements shall be included in or excluded from the calculation of any performance goal.

Changes in Capital Structure

If shares of our outstanding common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FEI or of another corporation by reason of any recapitalization, stock split or other specified transactions, the Compensation Committee will make appropriate adjustment to the number and kind of shares available for awards under the plan (including, but not limited to, the per-person limits on grants and the number of RSUs automatically granted to directors). If we are a party to a change of control transaction involving a merger, consolidation or plan of exchange or we sell all or substantially all of our assets, the Compensation Committee may select one of the following alternatives for treating outstanding options under the plan:

•	outstanding options will remain in effect in accordance with their terms;

•	outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the transaction; or

•

a 30-day period before the completion of the transaction will be provided during which outstanding options will be exercisable to the extent exercisable and, upon the expiration of the 30-day period, all unexercised options immediately will terminate. The Compensation Committee may accelerate the exercisability of options so that they are exercisable in full during the 30-day period.

Equity grants to non-employee directors accelerate fully just prior to consummation of a change of control transaction. Certain executive officers have contractual rights for equity acceleration upon a change of control. If FEI is dissolved, options will be treated as described in the third alternative listed above.

Amendment and Termination of the Plan

The Board generally may amend, suspend or terminate the plan at any time and for any reason. However, except as otherwise provided in the plan, no amendment to an outstanding award may be made without the holder’s consent. In addition, the termination of the plan will not affect any outstanding options, right of repurchase or forfeitability of shares issued under the plan.

No Repricing

As disclosed by FEI in a Current Report on Form 8-K filed with the SEC on May 3, 2006, without the prior approval of its shareholders, FEI will not reprice existing stock options or replace them with stock awards or cash or re-grant them through cancellation or through lowering the exercise price.

Awards Granted to Certain Individuals and Groups

The number of options, SARs, RSUs, restricted stock amounts or other grants that an individual may receive under the plan is at the discretion of the Compensation Committee and therefore, cannot be determined in advance. Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive awards under the plan. The following table sets forth the aggregate number of shares subject to RSUs and the aggregate number of stock options granted to the named executive officers, directors and certain other persons or groups of people under the plan in 2009.

Name and Position	RSUs		Options

Don R. Kania, President, Chief Executive Officer and Director	28,200		62,000
Raymond A. Link, Executive Vice President and Chief Financial Officer	13,542		29,792
Robert H. J. Fastenau, Executive Vice President, Marketing and Technology	9,375		20,625
Benjamin Loh, Executive Vice President, Worldwide Sales and Service	10,417		22,917
Bradley J. Thies, Vice President, General Counsel and Secretary	6,667		14,667
Lawrence A. Bock, Director	2,500		0
Wilfred J. Corrigan, Director	2,500		0
Thomas F. Kelly, Director	2,500		0
William W. Lattin, Director	2,500		0
Jan C. Lobbezoo, Director	2,500		0
Gerhard H. Parker, Director	2,500		0
James T. Richardson, Director	2,500		0
Richard H. Wills, Director	5,000		0
All Current Executive Officers as a Group (5 people)	68,201		150,001
All Non-Executive Officer Directors as a Group (8 people)	22,500		0
All Non-Executive Officer Employees as a Group (approximately 1,763 people)	227,810	(1)	104,962

(1)	Includes 1,702 RSUs that were granted in 2009 but were cancelled in 2009 as a result of termination of employment of certain grantees.

Equity Grants Outside Plan for Dr. Kania

As a material inducement to Dr. Kania, we made certain equity grants outside of the 1995 Stock Incentive Plan when he joined us as President and Chief Executive Officer in August 2006. This included a grant of 100,000 stock options that vest in four equal annual installments beginning one year from the grant date. It also included 75,000 RSUs granted outside the plan, 25,000 of which vest in four equal annual installments beginning one year from Dr. Kania’s hire date and 50,000 that vested on the first anniversary of Dr. Kania’s employment. The features and rights under these respective equity grants are substantially the same as the options and RSU awards provided under the plan. We have reduced the number of shares available for grant under the plan by an amount equal to the number of shares granted to Dr. Kania outside the plan.

U.S. Tax Consequences

The following summary is intended only as a general guide to the U.S. federal tax consequences of participation in the plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. Some options granted under the plan were intended to qualify as incentive stock options for U.S. federal income tax purposes, although FEI has not granted options as incentive stock options in recent years and we cannot make additional incentive stock option grants under the plan. An optionee will recognize no income upon grant or upon a proper exercise of the incentive stock option (except for purposes of the alternative minimum tax) under current tax law. If an employee exercises an incentive stock option and disposes of the option shares more than two years following the date of grant and more than one year following the date of exercise, any gain or loss realized on subsequent disposition of the shares will be treated as capital gain or loss. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period (referred to as a “disqualifying disposition”), any amount realized will be taxable as ordinary compensation income in the year of the disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. On any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary income.

Nonqualified Stock Options and Stock Appreciation Rights. Other awards authorized to be granted under the plan are nonqualified stock options and SARs. Under federal income tax law now in effect, no income is realized by the grantee of a nonqualified stock option with an exercise price equal to the fair market value on the date of grant or SAR until the option or right is exercised. At the time of exercise of a nonqualified stock option or SAR, the optionee will realize ordinary compensation income and we generally will be entitled to a deduction in an amount by which the market value of the shares (and any cash) subject to the option or right at the time of exercise exceeds the exercise price. We are required to withhold taxes from the income amount for grantees who were employees at the time of grant. As a result of IRC Section 409A and the Treasury regulations promulgated thereunder (“Section 409A”), however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock (that were not vested as of December 31, 2004) may be taxable to the grantee in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% tax plus penalties and interest (in addition to any state taxes imposed as a result of state laws similar to Section 409A). On the sale or other disposition of shares acquired upon exercise of a nonqualified stock option or SAR, any additional gain or loss will be taxable as capital gain or loss.

Restricted Stock, Restricted Stock Unit Awards and Other Awards. For other awards granted under the plan that are payable either in cash or shares of common stock and that are either transferable or not subject to a substantial risk of forfeiture, the holder of such an award generally must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received determined as of the date of such receipt, over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and FEI will be entitled at that time to a deduction for the same amount. If the participant is an employee, such ordinary income is subject to tax withholdings.

For restricted stock, RSUs and other awards that are payable in shares that have a restriction on transfer and carry a substantial risk of forfeiture (such as a vesting contingency), the tax treatment is as follows. The holder of the award generally will recognize ordinary income equal to the fair market value of the shares determined as of the first time the shares become freely transferable or are no longer subject to a substantial risk of forfeiture, whichever occurs first, less the price paid, if any. FEI is entitled at that time to a tax deduction for the same amount. In certain cases, participants may make a special election under the IRC at the time of grant to treat an award as though it were not subject to risk of forfeiture and thereby accelerate the date of income recognition. If the participant is or was an employee at the time of grant, such ordinary income is subject to tax withholdings.

Section 409A. Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on nonqualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal tax (in addition to any state taxes imposed as a result of state laws similar to Section 409A) on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON GRANTEES AND FEI WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE GRANTEE MAY RESIDE.

Section 162(m). Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our three most highly compensated officers in any year to $1.0 million per person. However, the plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting FEI to receive a federal income tax deduction in connection with such awards.

Application of Section 16 of the Exchange Act. Special rules may apply in the case of individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the IRC, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of FEI’s tax deduction, are determined as of the end of such period.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the amendment to the FEI 1995 Stock Incentive Plan.

PROPOSAL NO. 3 AMENDMENT TO EMPLOYEE SHARE PURCHASE PLAN

We maintain an employee share purchase plan for the benefit of our employees. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on our behalf. As of the Record Date, out of a total of 2,950,000 shares reserved for issuance under the FEI Employee Share Purchase Plan (“ESPP”), 762,113 shares remained available for purchase. Accordingly, on February 24, 2010, the Board approved an amendment to the plan, subject to shareholder approval, to reserve an additional 250,000 shares for issuance pursuant to the plan, thus increasing the total number of shares reserved for issuance under the plan from 2,950,000 to 3,200,000 shares.

Key provisions of the ESPP are described below. The following summary is qualified in its entirety by reference to the plan. The current version of the ESPP is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 15, 2009.

Description of the Employee Share Purchase Plan

Eligibility

Except as described below, all full-time employees of FEI and certain designated subsidiaries, including employees who are officers of FEI and certain designated subsidiaries, approximately 1692 persons in total, are eligible to participate in the plan as of the Record Date. Any employee who owns or would be deemed to own 5% or more of the voting power or value of all classes of our stock is ineligible to participate in the plan.

Plan Offerings and Purchase of Shares

In October 2004, the Board reduced the length of an offering period under the plan from 12 months to 6 months. Currently, offering periods commence on or about June 1 and December 1 of each year and end on the last day of the following November and May, respectively. On the first trading day of each offering period, known as the “offering date,” each eligible employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the six-month period comprising an offering period. Under the current implementation of the plan, “offering periods” and “purchase periods” run consecutively, each for six months. The last trading day of a purchase or offering period is known as a “purchase date.”

The plan does not permit an employee to purchase more than 500 shares under any purchase period or, during any calendar year, permit an employee to purchase shares under the plan to accrue at a rate that exceeds $25,000 of fair market value (determined at the offering date). Each eligible employee may elect to participate in the plan by filing a subscription and payroll deduction authorization. A participant may amend his or her payroll deduction authorization once during any purchase period to reduce the amount of future payroll deductions. Shares may be purchased under the plan only through payroll deductions of not more than 15% of an employee’s base pay plus commissions. On the purchase date, the amounts withheld will be applied to purchase our shares for the employee. The purchase price will be the lesser of 85% of the closing market price of our common stock on the first day or the last day of the purchase period. For future offering periods, the Compensation Committee may choose to use a higher (but not lower) price for shares.

An employee may terminate participation in the plan by written notice to us at least 10 days before the purchase date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. No interest will be paid on funds withheld from employees unless otherwise determined by the Board. An employee may reinstate participation in the plan, but only after the first purchase date following termination. The rights of employees under the plan are not transferable.

Automatic Withdrawal from an Offering Period

If the fair market value of a share of our common stock on a purchase date other than the final purchase date of an offering period is less than the fair market value of a share of our common stock on the offering date of the offering period, every participant will be (a) automatically withdrawn from that offering period at the close of the purchase date and after the acquisition of shares of our common stock for the purchase period, and (b) enrolled in the offering period commencing on the first business day following that purchase date. A participant may elect not to be automatically withdrawn from an offering period by written notice to us. Under the current implementation of the plan, offering periods and purchase periods each cover the same six-month period, so this part of the plan is not currently applicable.

Administration

The plan is administered by the Compensation Committee. The Compensation Committee may change the duration of the offering periods or the purchase periods (except that no offering period may have a duration exceeding 27 months), promulgate rules and regulations for the operation of the plan, adopt forms for use in connection with the plan, decide any question of interpretation of the plan or rights arising under the plan and generally supervise the administration of the plan. We currently pay all administrative expenses of the plan other than commissions on sales of shares for employees’ accounts by the custodian. If we experience a change in our capital structure (e.g., due to a stock dividend), the Compensation Committee may adjust the number and kind of shares issuable under the plan.

Custodian

An independent custodian maintains the records under the plan. Shares purchased by employees under the plan are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee’s own name and delivered to the employee.

Amendments

Our Board may amend the plan, except that the plan may not be amended to increase the number of reserved shares or decrease the purchase price of shares without the approval of the shareholders. Our Board may terminate the plan at any time.

Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the participant and FEI with respect to the shares purchased under the plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The plan is intended to qualify as an “employee purchase plan” within the meaning of Section 423 of the IRC. Under this provision of the IRC, employees will not recognize taxable income or gain with respect to shares purchased under the plan either at the offering date or at a purchase date.

Disposition of Shares More Than Two Years After an Offering Date. If a current or former employee disposes of shares purchased under the plan more than two years after the offering date, and more than one year after the applicable purchase date, or in the event of the employee’s death at any time, the employee or the employee’s estate will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of:

•	the excess of the fair market value of the shares at the time of disposition or death over the purchase price; or
•	15% of the fair market value of the shares on the offering date.

In the case of such a disposition or death, we will not be entitled to any deduction from income. Any additional gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain.

Disposition of Shares within Two Years of an Offering Date. If an employee disposes of shares purchased under the plan within two years after the offering date or within one year after the purchase date, the employee will be required to recognize the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price will be capital gain or loss. In the event of a disposition within the two holding periods described above, we generally will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to recognize as ordinary compensation income. Under the terms of the plan, participants are required to pay to us any amounts necessary to satisfy any tax withholding determined by us to be required in connection with either the purchase or sale of shares acquired under the plan.

Number of Shares Purchased by Certain Individuals and Groups

The number of shares to be purchased under the ESPP cannot be determined in advance.

The following table sets forth the aggregate number of shares purchased by the named executive officers and certain other persons or groups of people under the ESPP in 2009. Non-executive officer directors are not eligible to participate in the plan.

Name and Position	Shares(1)

Don R. Kania, President, Chief Executive Officer and Director	–
Raymond A. Link, Executive Vice President and Chief Financial Officer	487
Robert H. J. Fastenau, Executive Vice President, Marketing and Technology	–
Benjamin Loh, Executive Vice President, Worldwide Sales and Service	–
Bradley J. Thies, Vice President, General Counsel and Secretary	–
All Current Executive Officers as a Group (5 people)	487
All Non-Executive Officer Employees as a Group (approximately 1,763 people)	270,452

(1)	The shares were purchased at a weighted average price of $17.21 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the amendment to the FEI Employee Share Purchase Plan.

PROPOSAL NO. 4

APPROVAL OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee is responsible for selecting an independent registered public accounting firm as auditor for FEI. The Audit Committee, with the endorsement of the Board, recommends to shareholders that they approve KPMG LLP (“KPMG”) as auditor for FEI.

Representatives of our independent auditor may be present at the annual meeting and if present will have the opportunity to make a statement if they desire to do so and will be expected to respond to appropriate questions. Although shareholder approval of the appointment of the independent auditor is not required by law or binding on the Audit Committee, the Board believes that shareholders should be given an opportunity to express their views. If the shareholders do not approve the appointment of KPMG, the Audit Committee will consider this vote in determining whether to engage KPMG for the 2011 audit.

Pre-Approval Policies

All audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accountants, are pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, compliance with the Sarbanes-Oxley Act of 2002, tax compliance assistance and tax consulting and assistance.

Changes in Accountants

On February 24, 2010, the Audit Committee approved the replacement of Deloitte & Touche LLP (“Deloitte & Touche”) as our principal independent registered public accountant. Neither of Deloitte & Touche’s reports on the financial statements of FEI for the last two fiscal years contains an adverse opinion or a disclaimer of opinion, and neither is qualified or modified as to uncertainty, audit scope or accounting principles. During FEI’s two most recent fiscal years and the subsequent interim period preceding the dismissal, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Effective February 24, 2010, KPMG was engaged as our principal independent accountant to audit FEI’s financial statements.

Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audits of FEI’s financial statements for the years ended December 31, 2009 and December 31, 2008 and fees for other services rendered by Deloitte & Touche during those periods:

	2009	Percentage Pre-approved by Audit Committee	2008	Percentage Pre-approved by Audit Committee

Audit Fees	$1,813,219	100%	$1,764,643	100%
Audit Related Fees(1)	$43,845	100%	$252,884	100%
Tax Fees(2)	$380,044	100%	$572,177	100%
All Other Fees	–	–	–	–

Total	$2,237,108		$2,589,704

(1)

Consists of fees for consents and comfort letters in conjunction with our capital market financial transactions, the audit of our employee benefit plans, fees for statutory audits of our foreign subsidiaries, accounting consultations and acquisition and transactional related due diligence.

(2)	Consists of corporate tax compliance assistance and other tax consulting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board and the Audit Committee recommend that the shareholders vote FOR approving the Audit Committee’s appointment of

KPMG as FEI’s independent registered public accounting firm for the year ending December 31, 2010.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold and the year in which they began serving as an executive officer.

Name	Age (1)	Current Position(s) with Company	Officer Since

Don A. Kania	55	President, Chief Executive Officer and Director	2006
Raymond A. Link	55	Executive Vice President and Chief Financial Officer	2005
Robert H. J. Fastenau	57	Executive Vice President, Marketing and Technology	2001
Benjamin Loh	46	Executive Vice President, Worldwide Sales and Service	2007
Bradley J. Thies	49	Vice President, General Counsel and Secretary	2001

(1)	As of the Record Date.

For biographical information for Don R. Kania, see Proposal No. 1 above.

Raymond A. Link was named Executive Vice President and Chief Financial Officer in July 2005. From April 2007 to August 2007, he served as our interim President and Chief Financial Officer. From July 2001 until joining FEI, Mr. Link served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of TriQuint Semiconductor, Inc. Mr. Link joined TriQuint as a result of its merger with Sawtek Inc., a designer and manufacturer of a broad range of electronic signal processing components primarily used in the wireless communications industry. He started with Sawtek in September 1995 as Vice President, Finance and Chief Financial Officer and was promoted to Senior Vice President and Chief Financial Officer in October 1999. Mr. Link is on the board of directors of Cascade Microtech, Inc., a manufacturer of test equipment for the semiconductor industry. Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. degree from the Wharton School at the University of Pennsylvania. Mr. Link is also a C.P.A.

Robert H. J. Fastenau became Executive Vice President, Marketing and Technology in November 2006. Prior to that, Dr. Fastenau served as our Senior Vice President and General Manager, NanoResearch and Industry Division and NanoBiology Division since October 2005, when we reorganized into market divisions from product divisions. From January 2001 until October 2005, Dr. Fastenau was Senior Vice President and General Manager of our Electron Optics Product Division. From 1997 to January 2001, he was Senior Vice President of Research and Development for that division. Dr. Fastenau came to us via the Philips Electron Optics Division, which we merged with in February 1997. Dr. Fastenau holds M.S. and Ph.D. degrees in Technical Physics from Delft University.

Benjamin Loh joined us as Executive Vice President, Worldwide Sales and Service in August 2007. Prior to that, Mr. Loh was Executive Vice President, Global Field Operations at Veeco Instruments Inc., since December 2006. Prior thereto, he was Senior Vice President and General Manager for Veeco’s Asia-Pacific region from December 2005 to November 2006. Prior to joining Veeco, Mr. Loh was Senior Vice President, Asia of Unaxis Corporation from April 1996 to October 2005. Mr. Loh is also a director of Schneeberger Holding AG. Mr. Loh holds a B.S.E.E. degree from Tohoku University.

Bradley J. Thies rejoined us as Vice President, General Counsel and Secretary in April 2001. Mr. Thies had previously served as our General Counsel and Secretary from February 1999 to April 2000. From April 2000 to April 2001, Mr. Thies was General Counsel of WebTrends Corporation, an enterprise website monitoring and analytics software company. Mr. Thies holds a B.A. degree in Political Science and History from Willamette University and a J.D. degree from Columbia Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

For Named Executive Officers

Compensation Objectives

Our executive compensation program is intended to attract, retain and motivate high-quality executive officers and to align their compensation with our short- and long-term performance. The program is designed to achieve these objectives by:

•	providing total compensation that is competitive with our peers;
•	linking variable compensation to profitability and corporate and individual performance; and
•	aligning management interests with shareholder interests by tying a substantial portion of executive compensation to long-term shareholder returns.

The market for high-quality executive officers is competitive and requires us to offer compensation that is competitive as well. We use peer company information and data from a survey of a broader set of technology companies of similar size to help us determine executive pay packages. For the most part, we target overall executive compensation at the 50 th percentile of our peer group. The Compensation Committee (for purposes of this Compensation Discussion and Analysis, or “CD&A,” the “Committee”) may consider adjusting this target if our financial performance varies meaningfully from the median performance of our peer group or other surveyed companies.

We apply a “pay for performance” principle when determining the compensation for our named executive officers. The compensation for our named executive officers is weighted toward incentive compensation, which includes cash incentive plans and equity grants. The amount of cash incentive compensation is determined based upon both company and individual performance, as described in further detail below. We also make equity compensation a substantial component of our executive compensation, which effectively links executive compensation to company performance as measured by changes in our stock price. Moreover, in the past we have made performance-based equity grants and may do so again.

The company’s executive officers are the individuals who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the “2009 Summary Compensation Table” on page 52. Throughout this Compensation Discussion and Analysis, these individuals are referred to as the “named executive officers” or “executive officers.”

Compensation Practices and Risk Management

As part of its review of the compensation to be paid to the named executive officers, as well as the compensation programs generally available to the company’s employees, the Committee explicitly and implicitly considers the riskiness of the compensation and compensation programs and the management of these risks, in light of the company’s overall business, strategy and objectives.

Compensation Process

Overview

The Committee has responsibility for setting the compensation of our named executive officers. In doing so, it takes into account information from a number of sources. For benchmarking comparisons against our peer group and the general marketplace, the Committee relies on information provided by Compensia, the Committee’s compensation consultant, and online data from Radford, a firm that provides broad compensation comparison reports. In setting the targeted compensation for the named executive officers other than the Chief Executive Officer, the Committee also strongly considers the recommendations of the Chief Executive Officer. Final determinations, however, remain with the Committee.

With regard to setting compensation of the Chief Executive Officer, the Committee seeks input from Compensia and the other members of the Board. The Committee also solicits the views of the Chief

Executive Officer’s direct reports. The Committee then compiles this information into a summary of the Chief Executive Officer’s performance and makes a compensation determination. The Committee operates under a charter that can be found on our website at http://www.fei.com.

Timing of Compensation Determinations

Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, targeted variable compensation and equity-related grants for each executive officer. Historically, this review was conducted during February of each year. In the last few years, the difficult macro-economic environment and resulting cost-saving efforts have caused us to revisit the timing of some of our compensation decisions. The Committee did not recommend any changes to base or target incentive compensation for the executives in 2008 or 2009, except for an increase in base salary for Mr. Thies to more closely align him to the median of the peer group, and an increase in the Management Variable Compensation Plan (“MVP”) target for Mr. Link for the same reason. This was consistent with management’s decision to save costs by delaying or limiting merit increases for all FEI employees. The Committee did, however, make equity grants to our executive officers in late October 2009 when grants were also made to the entire employee base. It expects to next consider base salary and incentive compensation targets of executive officers in the first half of 2010 and will take into account general economic conditions and cost-savings, in addition to the other factors it weighs.

Role of Compensation Consultant

The Committee has used Compensia as its outside compensation consultant since May 2006. Compensia serves at the discretion of the Committee. In general, Compensia provides the Committee with information concerning market trends in executive compensation, general information on compensation practices at other companies and specific data on the compensation paid to executive officers at peer companies.

Representatives of Compensia attend Committee meetings as requested by the Committee to discuss the results of their research and their views and recommendations. At meetings where Compensia representatives are in attendance, the Committee typically reserves a period to meet with Compensia representatives without management. On occasion, representatives of Compensia will meet alone with the Committee Chair to receive instruction, provide an additional perspective on executive compensation issues and review completed work.

For fiscal 2009, Compensia was retained to provide detailed comparative information on base salary, incentive pay and equity compensation paid by peer companies and to make recommendations with respect to our executive officers’ compensation programs based on this information. The Committee expects to consider this information in making the adjustments to base pay and variable incentive compensation that will become effective in the first half of 2010. In addition, in 2009, Compensia provided analysis and recommendations concerning director compensation.

Compensia did not provide consulting services to the company or management beyond the services related to executive compensation and director compensation in fiscal 2009.

The nature and scope of the Compensia engagement has varied somewhat from year-to-year and we have not yet fixed the terms of engagement for 2010. Depending on the Committee’s perceived needs, the services requested may be similar to those provided in 2009 or the engagement may be more similar to a practice last used in 2007 where Compensia was not asked to do a comprehensive review of executive compensation, but rather to review for general reasonableness a 3% fixed percentage uplift on compensation over the 2006 levels. The Committee may also choose a different sort of engagement or to change consultants.

Use of Benchmark Analysis

Overview of Peer Benchmarking. As mentioned above, we generally target total executive compensation at approximately the 50th percentile of similarly situated executive officers at peer group companies, as may be adjusted to take into account our performance against our peer group companies. We target the 50th percentile to remain competitive in attracting and retaining quality executive talent. Compensia has also advised that the 50th percentile is a reasonable target for the company.

Peer Group Members. The 16 peer group companies that we used for fiscal 2009 and will continue to use for fiscal 2010 for compensation comparisons are: Bio-Rad Laboratories Inc., Bruker Corporation, Coherent Inc., Cymer, Inc., Dionex Corporation, Electro Scientific Industries, Inc., FLIR Systems, Inc., MKS Instruments, Inc., Novellus Systems, Inc., PerkinElmer Inc., TriQuint Semiconductor, Inc., Varian, Inc., Varian Semiconductor Equipment Associates, Veeco Instruments, Verigy Ltd. and Waters Corporation. The peer group list was generated from data and recommendations provided by Compensia, senior management and the Committee chairperson as described more fully below.

Changes from the 2008 Peer Group. This list of peer group companies reflects changes from the list used in 2007 and 2008. Changes to the peer group companies were made for fiscal 2009 to more closely align the peer group to the company’s strategic diversification away from semiconductor capital equipment to more general analytical instrumentation. The peer group changes also partly resulted from changes in the peer group members themselves, as some suffered significant financial reverses so that they no longer met market capitalization, employee number or revenue size for inclusion in the peer mix. The new peer group is split about equally between semiconductor capital equipment and scientific instruments companies, as compared to the prior group which was mainly semiconductor equipment companies. In addition, we felt that roughly half of the companies in the peer group should be larger and half should be smaller than us both with respect to revenue and market capitalization. We also wanted the peer group to reflect somewhat the companies that the investment community compares us to in the overall nanotechnology/manufacturing space. To do this, we reviewed published lists of tracking companies prepared by financial analysts and selected companies that otherwise satisfied the criteria mentioned above. We believe the updated peer group provides an improved basis for comparing compensation practices over the former peer group and we expect to continue to review the peer group periodically.

Peers Dropped in 2009. Companies dropped from the peer list in 2009 were: Asyst Technologies Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Entegris, Inc., Intersil Corporation, Kulicke & Soffa Industries, Inc., Keithley Instruments Inc., KLA-Tencor Corporation, Rudolph Technologies, Inc. and Zoran Corporation.

Role of the Chief Executive Officer and Senior Management

The Chief Executive Officer’s Role. The Chief Executive Officer is responsible for making general recommendations regarding executive compensation, setting performance targets and determining actual performance against those targets. The Chief Executive Officer also participates in determining company and individual equity plan grant amounts and recommending company and individual incentive compensation metrics to the Committee. Further, he reviews the other executive officers to assess their performance against established metrics (Management Based Objectives, or “MBOs”) and then presents the results of these reviews and makes recommendations based on these reviews to the Committee. There is a more complete description of the process for developing the MBOs of the named executive officers below in “Variable Compensation – Setting MBOs.” Historically, the Committee has given substantial weight to the Chief Executive Officer’s assessments and recommendations regarding compensation to the named executive officers, but it is not bound by and does not always accept them.

The Chief Executive and Chief Financial Officers’ Roles and the Annual Operating Plan. The Chief Executive Officer also is involved in determining the potential MVP pay-outs through his role in developing the operating plan submitted to the Board. Each year, the Chief Executive Officer and Chief Financial Officer develop and present our operating plan to the Board for approval. We derive the operating plan from assumptions and forecasts established through our strategic planning process. The operating plan sets the financial performance goal that is typically used by the Committee to establish the baseline for determining the potential payouts to our executive officers under the MVP. In this way, the Chief Executive and Chief Financial Officer impact all executive officers’ potential MVP payouts. The full Board reviews the operating plan in meetings in November and December of each year and provides feedback to the Chief Executive Officer and Chief Financial Officer on the operating plan regarding changes prior to giving final approval.

In addition to his involvement in preparing the operating plan, the Chief Financial Officer provides the Committee with information concerning the expense and accounting implications of equity grants.

The VP of Human Resource’s Role. The company’s Vice President of Human Resources also plays various roles in compensation decisions. At the request of the Committee, he processes information from Compensia and other sources, provides key comparative data for the peer group companies and advises the Committee generally based on his experience and knowledge of compensation matters (including, in some cases, based upon independent research of peer group information).

Committee Discretion. Each of these officers attends Committee meetings from time to time to provide the information and views as discussed above. However, none of these officers, including the Chief Executive Officer, participates in Committee discussions concerning or makes recommendations regarding, his own compensation.

Compensation of the Chief Executive Officer

In July 2006, Dr. Kania joined us as our President and Chief Executive Officer. We negotiated a compensation package with Dr. Kania that was consistent with the objectives and philosophy described in this CD&A and also reflected consideration of Dr. Kania’s total compensation package at his former employer, the possibility that the employer would increase his compensation in order to induce him to stay and Dr. Kania’s specific expectations and input into the amount and allocation among the various compensation components. In 2009, Dr. Kania’s base salary was $577,500 and his target MVP was 100% of his base salary; these were unchanged from 2008 and 2007. Dr. Kania’s actual individual MVP payout for 2009 was based on two six-month performance periods (as were the payouts for the other executive officers) and determined as discussed under “Elements of Compensation – Variable Compensation,” below. Dr. Kania did not receive any cash bonuses or other cash payments beyond his incentive pay for 2009. Dr. Kania also received 28,200 RSUs and options to purchase 62,000 shares of our common stock in 2009. For a more detailed description of our equity granting practices for the Chief Executive Officer, as well as the other executive officers, please see the section below entitled, “Elements of Compensation – Equity-Based Incentives.” We believe that Dr. Kania’s compensation package is appropriate given his responsibilities and contributions to our overall success.

Elements of Compensation

The following components comprised our executive compensation program during 2009:

•	base salary;
•	variable compensation;
•	equity-based incentives;
•	severance and change of control benefits; and
•	other benefits and perquisites.

The Committee chose to build our executive compensation program around these elements because, as discussed below, the Committee believes that each individual component is useful in achieving one or more of the objectives of the program and together, they have been and will continue to be effective in achieving our general aims.

Relative Weighting of Compensation Elements

Pay for Performance and Weighting of Compensation Elements. The Committee considers a number of factors in order to determine relative the weight of compensation components. In general, the Committee seeks to link executive pay to individual and company-wide performance. As a result, compensation paid on an ongoing, current basis, such as base salary, benefits and perquisites, generally represents less than half of each executive’s potential total compensation at target performance levels. MVP and equity-based compensation account for a correspondingly greater portion of total compensation. The targeted percentage payout for variable incentive compensation for each executive is considered against benchmark information for similarly-situated executives at peer group companies and data from a survey of a broader set of technology companies of similar size to FEI. In addition, the Committee takes into account other factors in setting target incentive compensation, including experience, general job performance and the other elements of each executive’s compensation package.

Setting the Weight of Equity Compensation. In determining the relative weighting of equity-based compensation vis-a-vis the other elements, the Committee begins with a review of an “equity budget” that the Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources prepare each year. This equity budget includes expected grants to both executive and non-executive level employees, and is based on certain assumptions regarding our trading price, valuation of equity grants, expected hiring of new employees and overall equity compensation expense. The Committee then considers benchmark data provided by Compensia and the Vice President of Human Resources in determining the equity grant and general mix of compensation elements, but does not apply any strict targets or parameters based on this data. The Committee also factors in the individual contributions and performance of each executive officer in determining the relative weight and value of equity grants. The Committee may also take into consideration other extraordinary factors, such as whether an executive officer is nearing retirement.

Base Salary

Benchmarking and Personal Background and Experience as Factors in Base Compensation. The Committee generally reviews and approves base salaries for named executive officers annually and in connection with promotions or changes in responsibilities. When determining salaries, the Committee takes into account peer group data and data from a survey of a broader set of technology companies of similar size to FEI. For the Chief Executive Officer and Chief Financial Officer, the Committee works with Compensia to develop a market competitive rate that reflects the median rates of the two groups. For some named executive officers, where there are no clear matches in our peer group, the Committee may rely only on the broader survey data. The base salary rate for each named executive officer is determined from review of the foregoing information and is considered in the context of such named executive officer’s total compensation package and in combination with a number of non-quantitative factors, including the named executive officer’s job responsibilities, experience level and expectations.

Individual Performance as a Factor in Base Compensation. Individual performance is also a factor in determining base compensation. Typically, each year the Chief Executive Officer provides the Committee with his recommendations about annual adjustments to base salary of the other executive officers. He bases his recommendations partly on the performance of each executive officer against his MBOs, which are specific operational, functional or financial targets set for each officer each year. The Chief Executive Officer presents the results of his analysis to the Committee. The Committee generally views the Chief Executive Officer as being in strong position to assess the performance of the named executive officers because they all report directly to him and he largely sets their MBOs. The Committee retains discretion over final assessment of an executive officer’s performance based on the occurrence of unexpected events and other relevant circumstances. With regard to determining the performance of the Chief Executive Officer, the Committee seeks input from the other members of the Board, as well as the Chief Executive Officer’s direct reports and other senior managers.

No Recent Base Salary Adjustment. No adjustments have been made in base salaries for executive officers since 2007, except for an increase for Mr. Thies in 2008 to bring him closer to the 50th percentile of the peer group. For fiscal 2010, the Committee will consider adjustments to the executive officers’ compensation based off of the comprehensive peer group benchmarking by Compensia in 2009, performance of the company and individual and the other factors as described above.

Variable Compensation

Management Variable Compensation Plan. The Committee established the MVP for executive officers and non-executive senior management to motivate and reward achievement of corporate and individual objectives, including MBOs, and to reduce potential compensation if such objectives are not met. Payments under the MVP are made in cash and, with the exception of fiscal 2009, have historically been made on an annual basis. As described in further detail below, for fiscal 2009, the MVP was paid in cash on a semi-annual basis.

The amount of MVP payments is determined based upon two components:

•	the size of the “incentive compensation pool,” which determines the amount available to all plan participants and is a function of company-wide performance; and

•

the individual executive officer’s incentive compensation amount, which is based equally upon company-wide performance and the executive officer’s individual performance, as measured against his or her MBOs.

Determining the Overall Size of the Incentive Compensation Pool. The basic framework of the MVP funding and payout has been unchanged since 2006. Each year, the Committee sets several parameters for determining the size of the available MVP pool. First, it establishes a plan metric that provides for 100% funding of the plan. Typically, this is expressed as some percentage of profitability, such as operating income, and determined from the operating plan approved by the Board. Second, the Committee sets a minimum level of performance against this metric as a floor for initial funding of the plan and a cap for the total funding. Third, the Committee determines how funding accelerates as company performance against the plan increases. (The acceleration of the funding can be expressed as the slope of a line, with the x-axis being performance against plan and the y-axis being the amount of the funding of the MVP.)

In setting the plan boundaries, the Committee considers, among other things, our projected earnings and other financial estimates, the achievability of the financial metric target under the MVP and historical payouts under the MVP. Consistent with its overall approach to compensation, the Committee attempts to establish company metrics and individual objectives that are achievable but require significant performance.

Determining Individual Payouts to Each Executive under the MVP. Once the total available MVP payout is established and funded (assuming that company performance at least hits the minimum funding threshold), then the Committee must determine how much each executive officer is to be paid. Every executive officer has a targeted performance under the MVP which is represented as a percentage of base salary. Each named executive officer’s targeted incentive compensation amount for fiscal 2009 (ranging from 50% to 100%) is set forth in the table below. Executive target incentive compensation percentages are based upon a general comparison against peer group and other survey information and individual performance, but no rigid formula is employed. The MVP amount paid to a named executive officer may vary up or down against this targeted amount based equally on the company’s performance and the executive’s performance during the year. Although there is no cap on each executive’s individual payout, there is a practical limit on the amount any one executive may receive because payouts must be made to all plan participants from the fixed incentive compensation pool funded as described above in “Variable Compensation – Determining the Overall Size of the Incentive Compensation Pool.” The Committee believes that the equal weighting of company and individual performance provides a suitable balance between rewarding named executive officers for company-wide and individual success during the year in question. In this context, company performance is measured against the same target used to determine the size of the total MVP pool. Individual performance is measured against each executive officer’s MBOs, which are the same as those used for performance adjustments to base salary.

Setting MBOs. MBOs are established annually in an iterative process involving the executive officer, the Chief Executive Officer and the Committee. It starts with each executive officer submitting his own proposed MBOs to the Chief Executive Officer. The Chief Executive Officer reviews and modifies them in light of the of the company goals for the near- and longer-term. The modifications are in turn discussed with each executive officer individually and the Chief Executive may make further adjustments following that discussion. The MBOs for each executive officer are presented to the Committee, who has final authority to modify and approve them. The Chief Executive Officer’s MBOs are established through discussions with the Chairman of the Board.

2009 MBOs for Named Executive Officers. For 2009, Dr. Kania’s MBOs centered on further development of company vision and strategy and strategic opportunities. Mr. Link’s MBOs were aimed to further strengthen financial processes, manage certain balance sheet items and support strategic initiatives. Mr. Fastenau’s MBOs related to improving the efficiency of research and development spending and project management. Mr. Loh’s MBOs focused on attaining corporate sales and service goals, as well as certain customer satisfaction objectives. Mr. Thies’ MBOs were related to corporate governance and compliance initiatives and support of corporate strategic efforts.

The 2009 MVP. For 2009, the Committee chose to evaluate management based on six-month operating plans rather than on an annual plan due to the uncertain macro-economic climate and the resulting diminished visibility into the company’s potential performance for the second half of 2009. The shorter MVP cycle also allowed the Committee to respond rapidly to external changes in our markets and business circumstances.

The parameters for funding each half of 2009 were established by the Committee in January 2009 and June 2009, respectively. The Committee chose to base the targeted incentive compensation pool amount on an operating income metric. Operating income, consistent with GAAP, is defined as revenue minus costs of goods sold minus operating expenses. The Committee also chose to exclude the financial impact of mergers and acquisitions and costs associated with those activities from the operating income calculation used to determine company performance for funding the MVP. The Committee chose an operating income metric because it excludes non-operating income and expenses such as interest income and quarterly gains or losses on currency hedges on foreign-currency denominated balance sheet assets. The Committee believed that excluding non-operating income would discourage management from taking inappropriate balance sheet risk by pursuing higher risk investments and adopting overly-aggressive balance sheet hedge strategies. Further, mergers and acquisitions related costs were excluded to encourage management to engage in strategic opportunities and to offset a change in accounting rules regarding charges related to mergers and acquisitions costs. Over time, acquired or merged businesses would be reflected in the MVP as part of operating income.

To attain 100% performance under the 2009 MVP, the company was required to achieve 100% of the targeted operating income metric of 5.1% for the first half of 2009 and 6.0% for the second half. The incentive compensation pool was initially to be funded at 50.1% of targeted performance such that at 50.1% of the target, the pool was funded at 0.2% and funding increased as performance increased. For example, at 75% of target, the pool amount would have been 50%; at 125% of target, the pool would have been funded at 150%. The total amount available for payment was capped at 15% of operating income, regardless of performance against the plan.

The targeted incentive percentage and amount of payout and the actual percentage and amount of incentive compensation for each of our named executive officers for 2009 is set out in the following table.

Name	MVP Base Salary	Target Percentage of Salary	Target Amount	Actual Percentage of Salary	Actual Amount(1)	Percentage of Target Amount

Don R. Kania	$577,500	100%	$577,500	98.1%	$566,781	98.1%
Raymond A. Link	$310,000	65%	$201,500	65.1%	$201,868	100.2%
Robert H. J. Fastenau	€245,000	60%	€147,000	48.9%	€119,768	81.5%
Benjamin Loh	$310,000	60%	$186,000	59.8%	$185,497	99.7%
Bradley J. Thies	$255,000	50%	$127,500	48.8%	$124,545	97.7%

(1)

The MVP in 2009 was funded and paid over two six-month periods. This amount represents the total MVP payouts received by each of the named executive officers in 2009, which consists of the sum of the payouts made in June 2009 for the first half 2009 MVP and in February 2010 for the second half 2009 MVP.

The 2010 MVP. The Committee established the parameters for funding the 2010 MVP in December 2009. The MVP funding and payment mechanisms for the 2010 MVP are the same as the funding and payment mechanisms for the 2009 MVP, with two changes. First, as the company’s end-markets have improved in recent months, the Committee concluded it could return to its long-standing practice of an annual MVP program. Thus, the 2010 MVP will be determined from the company’s full year performance against the operating income target metric in the Board-approved operating plan versus the two six-month performance periods used in 2009. Second, the target operating income metric for 2010 has been set significantly higher than the metric for 2009, reflecting a targeted improvement in financial performance for the company.

Historical Aggregate Variable Compensation Payments. The following table describes the historical aggregate variable compensation payments made by the company under the MVP in the last five years as a percentage of target awards. Variations in payments over this period are primarily attributable to changes in our financial performance during these periods.

VARIABLE COMPENSATION PAYMENTS: 2005–2009

Year	Percentage of Aggregate Variable Compensation Target Paid

2009	95.3%(1)
2008	47.4%
2007	138.1%
2006	159.4%
2005	0.0%

(1)	This percentage represents the average of the aggregate variable compensation target paid by the company under the MVP in the first half and second half of 2009.

Committee Discretion. The Committee has broad authority to amend the MVP and the basis for funding and it has done so in the past and may do so again. On occasion, the Committee has exercised discretion and adjusted plan metrics and payment conditions to deal with changes in business aims and to account for external market and economic conditions. It has used this authority in the past and may do so again in the future. It may increase or decrease the financial target or the items that are adjustments to this target. The Committee sometimes seeks the assistance of the Audit Committee in these determinations. Similarly, based on feedback from the Chief Executive Officer and the Committee’s own determination, the Committee factors in an executive’s performance outside of his specific individual MBOs in determining the extent to which variable compensation will be paid to the executive.

Other Awards. Under special circumstances, the Committee also grants other awards to our executive officers outside of the MVP, such as hiring bonuses. From time to time, the Committee has made additional discretionary payments to reward performance or in special circumstances. However, for fiscal 2009, the Committee did not approve or grant any bonuses outside of the MVP.

Equity-Based Incentives

General Approach to Equity Compensation. We grant equity-based awards, including stock options, RSUs and restricted stock, primarily under our 1995 Stock Incentive Plan, as amended. We believe that equity compensation, which increases in value as the market price of our common stock increases, creates the proper incentive for our executive officers to work towards the goal of creating shareholder value. In addition, the delayed vesting of our equity compensation provides a significant incentive for the executive officers to remain with our company through the vesting period, particularly if our stock price has increased since the incentive was granted or is perceived to be likely to increase in the future. Further, the time-vesting feature creates incentives for improved share value over time and discourages risky short-term gains made at the expense of longer-term company performance.

In order to determine the amount and type of the equity awards, the Committee considers peer group and other survey data provided by Compensia and management, but does not apply any specific targets or range based on this data. The Committee also considers the equity budget discussed above under “Elements of Compensation—Relative Weighting of Compensation Elements.” In addition, the Committee considers a number of other factors, including the awards previously granted to the recipient, accumulated vested and unvested awards of the recipient, the current value and potential value over time of such awards, the vesting schedule of the recipient’s outstanding awards, comparison of individual awards between executive officers and in relation to other compensation elements, shareholder dilution, whether the executive is nearing retirement and total accounting expense.

Historical Equity Granting Practices. From 2005 through 2008, our primary form of long-term incentive compensation was RSUs, which generally reward increases in the market price of our common stock more modestly than stock options but also provide retention value even if our stock price does not increase or declines. We believe that during this period we were also able to offer smaller awards as compared to stock options, resulting in reduced accounting expense and dilutive impact associated with our equity incentive programs.

Shift Toward More Stock Options and Relatively Fewer RSUs. In 2009, the Committee reintroduced stock options as a significant part of the equity award program for executive officers after it reevaluated our equity program. As a result, the Committee determined that a shift in our equity granting practices from RSUs toward a mix of stock options and RSUs better balance risk and rewards of our equity incentive plan. The shift was based on several factors.

First, stock options offer similar incentives to RSUs in that they provide a reward for increases in the market price of our common stock, thus tying the interests of our executive officers to our shareholders’ interests. However, as we granted more stock options compared to previous RSU grants, there is the possibility of larger gain if our share price appreciates significantly. Conversely, if the executive officers are unable to help increase the share price above the option strike price, then they will realize no reward from their stock options. In this way, options offer stronger performance incentives than RSUs. Second, during the period 2005 to 2008, several new senior managers were recruited to the company and RSUs were effective for recruiting and retaining new executives. By 2009, the executive team was established and the Committee determined that a shift in emphasis toward more stock options would strengthen the “pay for performance” principle that the Committee embraces. Third, this shift to a mix of RSUs and stock options was consistent with peer group and other industry data and analysis provided by Compensia.

With respect to the Chief Executive Officer, the Committee determined that it would also be appropriate to grant the Chief Executive Officer both RSUs and stock options because the Chief Executive Officer’s option grants that were made to him in connection with his commencement of employment in 2006 will fully vest in August 2010. The Committee determined that a new option grant for the Chief Executive Officer was necessary and appropriate for retention purposes and to keep in place appropriate incentives closely linked to stock price performance.

The Committee will continue to assess the incentives created by its equity granting practices each year and the effect on our compensation goals. In the future the Committee may make further changes to the program.

Vesting. All of our equity-based awards are subject to vesting. Our typical vesting schedule for both RSUs and stock options that vest solely on the basis of time is 25% on each anniversary of the grant date. In 2009, the Committee also granted RSUs and stock options for fixed amounts that vest in three equal annual installment beginning on the second anniversary of the grant date. These grants were made as a one-time increase of long-term incentive awards to the executive officers due to the relative performance of the company against its peer group, as described below in “Equity-Based Incentives – 2009 Special Grants for Exceeding Peer Performance.” The company has also previously granted RSUs subject to achievement of certain performance goals, typically with 25% of the RSUs earned based upon achievement of the performance goals vesting in each year following the end of the performance target year, commencing near the time that performance for the performance target year has been determined. However, in 2009, performance-based RSUs were not granted as a result of the Committee’s determination that the MVP provided adequate variable compensation incentives to the executive officers for that year and taking into consideration issues relating to the administration of such grants. The Committee intends to evaluate on an annual basis whether performance-based grants should be made taking into account the overall compensation objectives.

RSU awards accelerate upon the death of the employee and RSU vesting is suspended on the 91st day of any leave of absence for the duration (including leave of absence for disability) other than a military leave of absence.

Equity Granting Practices. Historically, it has been our practice to grant equity incentives to executive officers on an annual basis in February following completion of our annual performance review process. In 2009, the Committee granted equity awards to our executive officers in October, which was consistent with management’s decision to delay equity grants to all employees. The deferral decision was made against a backdrop of continued macro-economic decline and was intended to reduce the company’s compensation expense.

Under our current policies, equity grants are typically approved under one of these scenarios:

1.	Grants approved by the Board or Committee at a meeting, with a grant date on the meeting date or, if later, on the start date for new employees.

2.	On certain occasions, grants approved by the Committee by unanimous written consent, with a grant date as of the date the last Committee member consent is given or, if later, on the start date for new employees.

3.	Grants approved by the Chief Executive Officer (pursuant to authority delegated by the Committee with respect to a specified pool of shares) to new employees, other than executive officers or directors, with a grant date on the first business day of the month following the month in which they were hired.

We have no program or practice to advance or delay option grants in connection with the release of material non-public information.

2009 Special Grants for Exceeding Peer Performance. For fiscal 2009, in recognition of the company’s performance that generally exceeded the peer group on several financial metrics in the prior one- and three-year periods, the Committee made a one-time adjustment to the equity grants for executive officers other than Dr. Kania, to move target equity awards more in line with the 55th to 60th percentile of the peer group equity grants. This adjustment in 2009 did not change the target for other elements of compensation and did not change the Committee’s general approach to target compensation for each executive officer at the 50th percentile of our peer group. The equity grant to Dr. Kania was consistent with the 50th percentile of our peer group grants.

Benefits and Perquisites

In 2009, executive officers were offered benefits that were substantially the same as those offered to all employees, except as described below. These benefits included a 401(k) plan (for U.S.-domiciled named executive officers), employee share purchase plan and medical, dental and vision insurance.

The column titled “All Other Compensation” in the Summary Compensation Table following this CD&A provides details of perquisites received by our executive officers. The principal benefits and perquisites for 2009 included the following:

•

Mr. Loh, our Executive Vice President, Global Sales and Service, currently resides in Singapore. We provide Mr. Loh with a living allowance of $110,000 per year covering certain housing, children’s education and travel expenses. This amount was agreed to as part of Mr. Loh’s compensation package when he joined our company and is substantially the same as that which he received from his former employer.

•

We provide Dr. Fastenau, our Executive Vice President of Marketing and Technology, with a leased car to use for commuting and business travel and a pay him a representation fee for general business expenses. We believe that both of these payments are usual perquisites for senior executive officers in the Netherlands.

In 2009, we also made available to most U.S.-domiciled named executive officers, enhanced life and accidental death and dismemberment insurance benefits; however, for 2010, we will no longer offer such benefits to the executive officers.

We also offered a nonqualified deferred compensation plan that permits U.S.-domiciled executive officers and other senior executives to defer up to 40% of base salary and up to 50% of amounts paid under the MVP and to contribute these amounts into one or more plan-selected investment funds. Contributions, and any earnings on such contributions, are not taxable until distributed to the contributor. Although the plan permits it, no contributions have ever been made by the company. We incurred a cost of approximately $3,000 to administer the plan in 2009. The Nonqualified Deferred Compensation table following this CD&A shows contributions by named executive officers to our nonqualified deferred compensation plan.

Severance and Change of Control Agreements

Executive Severance Agreements

We have entered into agreements that contain severance arrangements with certain of our executive officers, namely Dr. Kania, our President and Chief Executive Officer; Mr. Link, our Executive Vice President and Chief Financial Officer; and Mr. Loh, our Executive Vice President, Worldwide Sales and Service. Pursuant to an Executive Severance Agreement between our company and Dr. Kania that was entered into in connection with Dr. Kania’s joining of our company, if Dr. Kania’s employment is terminated due to his death, disability or for reasons other than for “cause” (as defined below), Dr. Kania is entitled to receive 18 months’ base salary and 150% of his target incentive compensation for the year in which he is terminated. Mr. Link is entitled to receive one year of base salary if he is terminated without “cause” (as defined below). Mr. Loh will receive one year of base salary and one year of his then-current living allowance if he is terminated without “cause” (as defined below) within four years of commencing employment. Each of Dr. Kania and Messrs. Link and Loh may also receive certain other benefits if their employment is terminated in connection with a change of control, as discussed under “Change of Control Agreements,” below.

Where we agree to severance arrangements, it is generally in order to provide protection to certain newly-hired executive officers, particularly when an executive is being recruited from outside the company or is required to relocate as part of accepting his or her new position with our company. The Committee generally evaluates inclusion of post-termination compensation arrangements for executive officers as part of initial employment offers based on a number of factors, including market standards and the executive’s compensation arrangements with his or her prior employer. Because these arrangements are generally the product of individual considerations and negotiations, the terms of these severance arrangements typically vary among executive officers.

Change of Control Agreements

Dr. Kania’s Executive Severance Agreement also includes severance protection in connection with a change of control and we have entered into change of control agreements with Messrs. Link, Loh and Thies (the change of control provisions in Dr. Kania’s Executive Severance Agreement and the change of control agreements with the other named executive officers are referred to herein as the “Change of Control Agreements”).

Change of control arrangements are used to provide our executive officers with a measure of job security and to align incentives with those of our shareholders in the context of a potential change of control transaction, where the executive may lose his employment as a result. The terms of these agreements were reviewed against general industry standards, but were not subject to any formal benchmarking comparison.

The Change of Control Agreements have “double trigger” provisions that provide severance pay in the event the executive’s employment is terminated within eighteen months following a change of control (a) by us other than for “cause” (as defined below); (b) by the executive for “good reason” (defined generally as reassignment, certain reductions in base salary or total compensation and required relocation of greater than 50 miles); or (c) due to the executive’s death or disability. No such amounts are payable if the executive officer’s termination is due to normal retirement or voluntary action by the officer (except for good reason following a change of control) or termination for cause by us. We believe that a “double trigger” such as this is the appropriate standard to provide our executive officers with job security or suitable alternative benefits in the context of a change of control transaction.

Messrs. Link, Loh and Thies and Dr. Kania are entitled to the following benefits upon termination for any of the reasons described in the previous paragraph:

•

Mr. Link and Mr. Thies are each entitled to a severance payment equal to two times his annual salary plus an amount equal to 100% of his target annual incentive compensation for the year the termination occurs, certain insurance benefits and accelerated vesting of his equity grants. “Cause” for the purposes of their agreements includes willful and continued failure to perform and willfully engaging in illegal conduct.

•

Mr. Loh is entitled to a severance payment equal to one times his annual salary plus an amount equal to 100% of his target annual incentive compensation for the year the termination occurs and one year of continued vesting on any equity grants. The definition of “cause” in Mr. Loh’s agreement mirrors those contained in the agreements with Messrs. Link and Thies described above.

•

Dr. Kania is entitled to a severance payment equal to two times his annual salary plus an amount equal to 200% of his target annual incentive compensation for the year the termination occurs, certain insurance benefits and accelerated vesting of his equity grants. “Cause” for the purposes of his agreement includes willful and substantial misconduct, willful failure to perform, material breach of the agreement, a material fraudulent act or conviction of a felony.

Severance payments in any case are contingent upon the executive timely executing and not revoking a release of claims.

In 2007, the Committee discussed changes to the standard change of control agreements, after reviewing the company’s overall approach to change of control agreements, practices at other companies, competitive considerations, the potential costs of change of control agreements and related considerations. The Committee determined, as a guideline, that future change of control agreements may be structured differently from the current general approach to:

•	provide different triggering mechanisms;
•	provide lower severance compensation;
•	provide for more limited equity acceleration than is currently provided;
•	limit agreements to those who continue to be executive officers of the company; and
•	be subject to a four-year term after which the agreement would lapse unless reapproved.

The Committee noted that these were only guidelines and that the actual terms of any future change of control agreements would be based on all relevant circumstances at the time that such agreements are considered. In the past, the Committee accounted for employment market conditions in making determinations regarding change of control benefits and expects to continue to account for such conditions in the future.

In 2008, the company completed its review of these change of control and severance agreements and the other severance agreements discussed in the prior section and made various technical amendments to them in order to bring them into compliance with Section 409A of the IRC. These changes included, among other things, changing the timing requirements for providing releases of claims by the executive, the timing of severance payments, the payment of life insurance benefits and certain tax benefits. No changes have been made in 2009.

Severance and Change of Control Tables

A tabular presentation of amounts potentially payable to the named executive officers in certain termination or change of control events is set out in a table following the “Nonqualified Deferred Compensation” table.

Accounting and Tax Considerations

Accounting for Equity Compensation

The company expenses stock option grants under FASB ASC Topic 718. FASB ASC Topic 718 requires companies to include the fair value of equity compensation as a compensation expense in their income statements. In 2006, the Committee revised our 1995 Stock Incentive Plan, in part to give the company the flexibility to grant such other forms of equity-based compensation to enable us to control compensation expense, as necessary. When the Committee shifted our equity compensation awards from stock options to RSUs in late 2005 and early 2006, reduction of compensation expense had been a consideration in its decision to make this shift. The Committee’s decision to shift to a mix of stock options and RSUs in 2009 was based on the factors described in more detail in “Equity-Based Incentives – Shift Toward More Stock Options and Relatively Fewer RSUs” above.

Tax Matters

We did not record a tax benefit in 2009 in the United States for executive compensation as we were able to offset current taxable income with net operating losses carried forward from prior years. We did receive a tax benefit from executive compensation paid in 2009 to executive officers domiciled in foreign countries where the compensation was deductible.

Section 162(m) limits the amount that we may deduct in a year for compensation paid to the Chief Executive Officer and to each of our other three most highly compensated officers (other than the Chief Financial Officer) to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In years prior to 2007, we have not had deductions disallowed under the provisions of Section 162(m) and it is the

Committee’s policy to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. The Committee considers this policy in the context of its other compensation objectives, and retains the flexibility to grant compensation that may not be deductible under Section 162(m). In fact, the employment arrangement entered into with Dr. Kania, our President and Chief Executive Officer, in connection with his commencement of employment in 2006, contains several features that may cause his total annual compensation to exceed $1.0 million, including Dr. Kania’s fixed equity grants that were made outside of our shareholder-approved plans. During 2007, we were unable to deduct, under Section 162(m), approximately $1.8 million earned by Dr. Kania because a portion of his taxable compensation included 50,000 RSUs granted outside the plan which vested during the year, as well as a guaranteed bonus as an inducement to acceptance of his current role. For 2008 and 2009, Dr. Kania’s compensation was fully deductible under Section 162(m) as it did not exceed the $1.0 million limitation. It is possible that some portion of Dr. Kania’s compensation could be a disallowed deduction in future years but that amount cannot be determined as it is a function of stock price appreciation and other factors. We do not believe any other compensation to any other executive officers would be disallowable under Section 162(m) in 2010.

Also, Section 280G and Section 4999 and Section 409A of the IRC impose additional taxes beyond ordinary income taxes under specified circumstances. We do not have any policy or commitment to provide any executives with any gross-up or other reimbursement for these additional taxes. IRC Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change of control, and also provide that we or our successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To help our executives avoid potential additional tax under Section 409A, we have made certain amendments to the executive’s Change of Control Agreements.

Trading Plans

Certain of our executive officers have established pre-arranged personal stock trading plans with a brokerage firm in accordance with Rule 10b5-1 of the Exchange Act, as amended, and our insider trading policies. Mr. Link adopted such a plan on August 20, 2009 and Mr. Thies adopted such a plan on November 5, 2009. The purpose of these plans is to allow our directors and executive officers to diversify their investment portfolio by selling all or a portion of their company stock while providing a defense against claims that such sales were conducted on the basis of nonpublic information.

Under company guidelines, trading plans:

•	can be adopted only during an open trading window;

•	must have a fixed duration of not less than 12 months;

•	may not allow the first trade to take place any earlier than the first day the company’s trading window opens after the announcement of the current quarter’s results;

•	may be modified no more than twice during any 12-month period and any such modification cannot take effect for 90 days;

•	when terminated and replaced with a new trading plan, the new trading plan cannot take effect until at least 90 days after the termination of the old trading plan; and

•

must specify objective criteria regarding (i) a fixed number of shares to be traded or a formula for the amount of stock to be traded, (ii) the dates or a range of dates on which the stock is to be traded, and (iii) the prices at which the stock is to be traded.

Additionally, the company guidelines specify that, if a trading plan is in effect, no trading in FEI’s securities may occur outside the trading plan.

COMPENSATION COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in FEI’s 2009 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee Members

Richard H. Wills (Chair)

Lawrence A. Bock

Wilfred J. Corrigan

William W. Lattin

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)	Total ($)

Don R. Kania	2009	577,500	–		716,562	669,860	566,781	3,464(2)	2,534,167
President and Chief	2008	577,500	–		993,600	–	273,735	2,936	1,847,771
Executive Officer	2007	570,625	–		1,240,025	–	797,528	2,936	2,611,114

Raymond A. Link	2009	310,000	–		344,102	321,879	201,868	1,254(3)	1,179,103
Executive Vice President and	2008	310,000	–		496,800	–	91,838	1,100	899,738
Chief Financial Officer	2007	305,000	–		537,327	–	269,709	1,100	1,113,136

Robert H. J. Fastenau	2009	340,278(4)	–		238,219	222,837	166,344(5)	18,667(6)	986,345
Executive Vice President,	2008	360,150(7)	–		434,700	–	102,427(8)	20,328	917,604
Marketing and Technology	2007	335,088(9)	–		537,327	–	277,654(10)	18,592	1,168,661

Benjamin Loh	2009	310,000	–		264,696	247,600	185,497	110,000(11)	1,117,793
Executive Vice President,	2008	310,000	–		434,700	–	88,164	110,000	942,864
Worldwide Sales and Service	2007	116,250	100,000	(12)	1,634,400	–	97,553	156,967	2,105,170

Bradley J. Thies	2009	255,000	–		169,408	158,465	124,545	1,439(13)	709,970
Vice President, General	2008	237,000	–		310,500	–	54,854	1,439	604,828
Counsel and Secretary	2007	228,250	–		206,653	–	143,555	1,851	580,309

(1)	Amounts represent the aggregate grant date fair value for awards of RSUs and stock options to FEI’s named executive officers.
(2)

Includes FEI-paid long-term disability and accidental death and disability (“AD&D”) premiums (for coverage above the ordinary employee coverage level) totaling $2,989 and life insurance premiums (for coverage above the ordinary employee coverage level) totaling $475.

(3)

Includes FEI-paid long term disability and AD&D premiums (for coverage above the ordinary employee coverage level) totaling $779 and life insurance premiums (for coverage above the ordinary employee coverage level) totaling $475.

(4)	Dr. Fastenau’s salary is paid to him in euros. The figure reported in the table converts his salary to U.S. dollars using a 2009 average conversion rate of 0.72 euros per U.S. dollar.
(5)

Dr. Fastenau’s non-equity incentive plan compensation is paid to him in euros. The figure reported in the table converts his incentive plan compensation to U.S. dollars using a 2009 average conversion rate of 0.72 euros per U.S. dollar.

(6)

Includes €12,600 in car lease payments and €840 for a representation allowance for unreimbursed business expenses. Payments made were converted to U.S. dollars using a 2009 average conversion rate of 0.72 euros per U.S. dollar.

(7)	Dr. Fastenau’s salary is paid to him in euros. The figure reported in the table converts his salary to U.S. dollars using a 2008 average conversion rate of 0.68 euros per U.S. dollar.
(8)

Dr. Fastenau’s non-equity incentive plan compensation is paid to him in euros. The figure reported in the table converts his incentive plan compensation to U.S. dollars using a 2008 average conversion rate of 0.68 euros per U.S. dollar.

(9)	Dr. Fastenau’s salary is paid to him in euros. The figure reported in the table converts his salary to U.S. dollars using a 2007 average conversion rate of 0.73 euros per U.S. dollar.
(10)

Dr. Fastenau’s non-equity incentive plan compensation is paid to him in euros. The figure reported in the table converts his incentive plan compensation to U.S. dollars using a 2007 average conversion rate of 0.73 euros per U.S. dollar.

(11)	Includes $77,600 for housing and children’s education expenses and $32,400 as a transportation allowance.
(12)	Mr. Loh received a hiring bonus of $100,000.
(13)	FEI-paid supplemental long term disability premiums (for coverage above the ordinary employee coverage level) totaling $1,439.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED 2009

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target ($)(3)	Maximum ($)

Don R. Kania	11/5/09	10/30/09	–	–	–	28,200(8)	–	25.41	716,562
	11/5/09	10/30/09	–	–	–	–	62,000(7)	25.41	669,860
	N/A	–	1,155	577,500	(8)	–	–	–	–

Raymond A. Link	11/5/09	10/30/09	–	–	–	11,875(9)	–	25.41	301,744
	11/5/09	10/30/09	–	–	–	1,667(8)	–	25.41	42,359
	11/5/09	10/30/09	–	–	–	–	26,125(7)	25.41	282,260
	11/5/09	10/30/09	–	–	–	–	3,667(10)	25.41	39,619
	N/A	–	403	201,500	(8)	–	–	–	–

Robert H. J. Fastenau	11/5/09	10/30/09	–	–	–	5,417(9)	–	25.41	137,646
	11/5/09	10/30/09	–	–	–	3,958(6)	–	25.41	100,573
	11/5/09	10/30/09	–	–	–	–	11,917(7)	25.41	128,754
	11/5/09	10/30/09	–	–	–	–	8,708(10)	25.41	94,083
	N/A	–	408	204,167(11)	(8)	–	–	–	–

Benjamin Loh	11/5/09	10/30/09	–	–	–	10,000(12)	–	25.41	254,100
	11/5/09	10/30/09	–	–	–	417(13)	–	25.41	10,596
	11/5/09	10/30/09	–	–	–	–	22,000(7)	25.41	237,692
	11/5/09	10/30/09	–	–	–	–	917(10)	25.41	9,908
	N/A	–	372	186,000	(8)	–	–	–

Bradley J. Thies	11/5/09	10/30/09	–	–	–	5,833(9)	–	25.41	148,217
	11/5/09	10/30/09	–	–	–	834(6)	–	25.41	21,192
	11/5/09	10/30/09	–	–	–	–	12,833(7)	25.41	138,650
	11/5/09	10/30/09	–	–	–	–	1,834(10)	25.41	19,815
	N/A	–	255	127,500	(8)	–	–	–	–

(1)

The actual amount paid is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion & Analysis—Variable Compensation” above for information on the MVP.

(2)	Incentive compensation would have been paid under the MVP if the company achieved 50.1% of the targeted operating income metric.
(3)	Reflects amounts that would have been earned under the MVP at 100% performance.
(4)	All awards listed were granted under FEI’s 1995 Stock Incentive Plan.
(5)	The amounts reflect the aggregate grant date fair value of RSUs and stock options actually awarded in 2009.
(6)	These RSUs vest in three equal annual installments beginning November 5, 2011. On each vesting date the grantee will receive 33 1/3% of the shares minus applicable taxes.
(7)	These options vest in four equal annual installments beginning November 5, 2010.
(8)

For 2009, the maximum amount of money available for funding non-equity variable compensation under the MVP was 15% of FEI’s operating income. This cannot be allocated to a specific maximum for each participant.

(9)	These RSUs vest in four equal annual installments beginning November 5, 2010. On each vesting date the grantee will receive 25% of the shares minus applicable taxes.
(10)	These options vest in three equal annual installments beginning November 5, 2011.
(11)

Dr. Fastenau’s non-equity incentive plan compensation is paid to him in euros. The amount listed converts possible payouts to U.S. dollars using a 2009 average conversion rate of 0.72 euros per U.S. dollar.

(12)	These RSUs vest in four equal annual installments beginning November 5, 2010.
(13)	These RSUs vest in three equal annual installments beginning November 5, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

For Fiscal Year Ended 2009

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Don R. Kania	200,000	75,000(2)	19.38	8/14/13	–	–
	–	–	–	–	25,000(3)	584,000
	–	–	–	–	7,500(4)	175,200
	–	–	–	–	10,358(5)	241,963
	–	–	–	–	30,000(6)	700,800
	–	62,000(7)	25.41	11/05/16	–	–
	–	–	–	–	28,000(6)	658,752

Raymond A. Link	40,000(9)	–	22.73	6/30/12	–	–
	–	–	–	–	875(10)	20,440
	–	–	–	–	1,394(11)	32,564
	–	–	–	–	3,250(4)	75,920
	–	–	–	–	4,488(5)	104,840
	–	–	–	–	15,000(6)	350,400
	–	26,125(7)	25.41	11/05/16	–	–
	–	3,667(12)	25.41	11/05/16	–	–
	–	–	–	–	1,667(8)	38,941
	–	–	–	–	11,875(13)	277,400

Robert H. J. Fastenau	12,000	–	23.88	1/26/11	–	–
	20,000	–	33.00	1/23/12	–	–
	30,000	–	23.82	4/14/11	–	–
	15,000	–	20.83	4/19/12	–	–
	–	–	–	–	500(10)	11,680
	–	–	–	–	797(11)	18,618
	–	–	–	–	3,250(4)	75,920
	–	–	–	–	4,488(8)	104,840
	–	–	–	–	13,125(6)	306,600
	–	11,917(7)	25.41	11/05/16	–	–
	–	8,708(12)	25.41	11/05/16	–	–
	–	–	–	–	3,958(8)	92,459
	–	–	–	–	5,417(13)	126,541

Benjamin Loh	–	–	–	–	30,000(14)	700,800
	–	–	–	–	13,125(6)	306,600
	–	22,000(7)	25.41	11/05/16	–	–
	–	917(12)	25.41	11/05/16	–	–
	–	–	–	–	417	9,741
	–	–	–	–	10,000(13)	233,600

Bradley J. Thies	25,000	–	26.21	4/30/11	–	–
	15,000	–	33.00	1/23/12	–	–
	8,000	–	16.57	4/17/13	–	–
	20,000	–	23.82	4/14/11	–	–
	7,500	–	20.83	4/19/12	–	–
	–	–	–	–	375(10)	8,760
	–	–	–	–	597(11)	13,946
	–	–	–	–	1,250(4)	29,200
	–	–	–	–	1,726(5)	40,319
	–	–	–	–	9,375(6)	219,000
	–	–	–	–	–	–
	–	12,833(7)	25.41	11/05/16	–	–
	–	1,834(12)	25.41	11/05/16	834(8)	19,4582
	–	–	–	–	5,833(13)	136,259

(1)	Based on closing price of $23.36 on December 31, 2009.
(2)	These options vest in four equal annual installments beginning August 14, 2007.
(3)	These RSUs vest in four equal annual installments beginning August 14, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(4)	These RSUs vest in four equal annual installments beginning February 21, 2008. On each vesting date the grantee will receive 25% of shares minus applicable taxes.
(5)	These RSUs vest in four equal annual installments beginning March 5, 2008. On each vesting date the grantee will receive 25% of shares minus applicable taxes.
(6)

These RSUs will vest as follows: 25% on each of the first three anniversaries of the grant date (i.e., September 17, 2009, September 17, 2010, and September 17, 2011) and 25% on March 17, 2012. On each vesting date the grantee will receive 25% of shares minus applicable taxes.

(7)	These options vest in four equal annual installments beginning November 5, 2010.
(8)	These RSUs vest in three equal annual installments beginning November 5, 2011. On each vesting date the grantee will receive 33 1/3% of shares minus applicable taxes.
(9)

The vesting date of the unvested portion of this option grant was accelerated to October 19, 2005 as disclosed by FEI in a Current Report on Form 8-K filed with the SEC on October 24, 2005. Each of FEI’s executive officers whose options were accelerated agreed that the shares underlying those options may not be sold until the date those shares would otherwise have vested under the terms of the original option agreements.

(10)	These RSUs vest in four equal annual installments beginning May 10, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.
(11)	These RSUs vest in four equal annual installments beginning on February 6, 2007. On each vesting date the grantee will receive 25% of shares minus applicable taxes.
(12)	These options vest in three equal annual installments beginning November 5, 2011.
(13)	These RSUs vest in four equal annual installments beginning November 5, 2010. On each vesting date the grantee will receive 25% of shares minus applicable taxes.
(14)	These RSUs vest in four equal annual installments beginning August 16, 2008. On each vesting date the grantee will receive 25% of shares minus applicable taxes, if any.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)

Don A. Kania	25,000	142,411	43,929	935,192
Raymond A. Link	–	–	13,639	278,357
Robert H. J. Fastenau	–	–	9,541	190,066
Benjamin Loh	–	–	19,375	436,300
Bradley J. Thies	–	–	5,586	119,694

(1)	The number of shares of stock actually received in 2009 by each named executive officer after shares were withheld to cover applicable taxes on vesting of RSUs is as set forth in the following table.

Name	Number of Shares	Vesting-Date Value of Shares Actually Received

Don R. Kania	26,121	$ 550,617
Raymond A. Link	10,177	$ 205,465
Robert H. J. Fastenau	4,579	$ 91,220
Benjamin Loh	19,375	$ 436,300
Bradley J. Thies	3,528	$ 75,950

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended 2009

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Don A. Kania	136,868	–	3,241	–	893,801
Raymond A. Link	–	–	–	–	–
Robert H. J. Fastenau	–	–	–	–	–
Benjamin Loh	–	–	–	–	–
Bradley J. Thies	–	–	70,638	–	285,917

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table as 2009 earnings.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

Name	Benefit	Not in Connection with a Change of Control			In Connection with a Change of Control ($)
		Due to Termination Without Cause ($)	Due to Disability ($)	Due to Death ($)

Don R. Kania	Severance pay(1)	866,250	866,250	866,250	1,155,000
	Variable compensation payment(2)	866,250	866,250	866,250	1,155,000
	Stock option/RSU vesting acceleration(3)	–	–	2,659,215	2,659,215
	Health care benefits continuation(4)	–	–	–	49,533
	Life insurance continuation(5)	–	–	–	19,397

	Total value:	1,732,500	1,732,500	4,093,215	4,739,645

Raymond A. Link	Severance pay(6)	310,000	–	–	620,000
	Variable compensation payment(7)	–	–	–	201,500
	Stock option/RSU vesting acceleration(3)	–	–	900,505	900,505
	Health care benefits continuation(8)	–	–	–	32,940
	Life insurance continuation(9)	–	–	–	5,000

	Total value:	310,000	–	900,505	1,752,195

Robert H. J. Fastenau	RSU vesting acceleration(3)	–	–	736,658	–	(10)

	Total value:	–	–	736,658	–

Benjamin Loh	Severance pay(6)	310,000	–	–	310,000
	Variable compensation payment(7)	–	–	–	186,000
	Stock option/RSU vesting acceleration(3)	–	–	1,250,741	–
	Stock option/RSU vesting continuation(11)	–	–	–	514,247
	Living allowance	110,000	–	–	–

	Total value:	420,000	–	1,250,741	1,010,247

Bradley J. Thies	Severance pay(12)	–	–	–	510,000
	Variable compensation payment(7)	–	–	–	127,500
	Stock option/RSU vesting acceleration(3)	–	–	466,966	466,966
	Health care benefits continuation(8)	–	–	–	32,940
	Life insurance continuation(9)	–	–	–	2,765

	Total value:	–	–	466,966	1,133,796

This table assumes that the termination of employment occurred on December 31, 2009.

(1)	Assumes base salary of $577,500 (salary in effect at December 31, 2009).
(2)	Based on 150% of target variable compensation.
(3)	Potential value if vesting of all unvested options, RSUs and restricted stock is accelerated. Assumes a stock price of $23.36 (based on the closing price of the stock at December 31, 2009).
(4)	A lump sum payment equivalent to two times the reasonably estimated cost the executive would incur to extent coverage under any FEI group health plan for 18 months under the COBRA continuation laws.
(5)

Coverage will be maintained by FEI at its sole cost and expense for two years following termination, however, at executive’s election or in the event that continuation under the policy is barred, FEI will make a lump sum payment equal to the total premiums that would have been paid by FEI for such two-year period.

(6)	Assumes base salary of $310,000 (salary in effect at December 31, 2009).
(7)	Based on 100% of target variable compensation.
(8)	A lump sum payment equivalent to 1.33 times the reasonably estimated cost the executive would incur to extent coverage under any FEI group health plan for 18 months under the COBRA continuation laws.
(9)

Coverage will be maintained by FEI at its sole cost and expense for two years following termination, however, at executive’s election or in the event that continuation under the policy is barred, FEI will make a lump sum payment equal to the total premiums that would have been paid by FEI for such two-year period (not to exceed $5,000).

(10)

Dr. Fastenau is not party to a change of control agreement, however, he may be entitled to certain rights under the Netherlands’ wage and hour laws. The final determination of amount of payment would be based on years of service, age and the grounds for termination, and subject to judicial review in the Netherlands. Based on estimates as of December 31, 2009, the potential severance payment would range between €0 and €1,449,584.

(11)

Potential net value if vesting of all unvested RSUs is continued for one year from termination. Assumes performance-based RSUs are at 100% of target. Assumes a stock price of $23.36 (based on the closing price of the stock at December 31, 2009).

(12)	Assumes base salary of $255,000 (salary in effect at December 31, 2009).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of the Record Date of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and nominee for director of FEI, (iii) each named executive officer of FEI, and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals for our executive officers and directors. Information regarding our non-management 5% holders is derived from the most recently available Schedule 13 filings. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Shareholder	Common Stock(1)
	Number of Shares(2)	Percent of Shares Outstanding

T. Rowe Price Associates, Inc.(3)	4,316,807	11.38
BlackRock, Inc.(4)	3,500,269	9.23
Brown Capital Management, Inc.(5)	2,126,746	5.61
RS Investment Management Co LLC(6)	1,986,260	5.24
Don R. Kania	237,516	*
Robert H. J. Fastenau	85,095	*
Bradley J. Thies	84,438	*
Raymond A. Link	59,570	*
William W. Lattin	45,250	*
Gerhard H. Parker(7)	42,250	*
Wilfred J. Corrigan	33,250	*
Lawrence A. Bock	28,750	*
Jan C. Lobbezoo(8)	28,750	*
Thomas F. Kelly	26,250	*
James T. Richardson	26,250	*
Benjamin Loh	16,375	*
Richard H. Wills	1,250	*
All current named executive officers and directors as a group (13 persons)(7)	714,994	1.89

*	Less than 1%

(1)

Applicable percentage of ownership is based on 37,918,375 shares of common stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options that are exercisable currently or within 60 days after the Record Date, and RSUs that will vest within 60 days after the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as being beneficially owned by them.

(2)

Includes shares of common stock subject to options exercisable currently or within 60 days after the Record Date and RSUs that will vest within 60 days after the Record Date as set out in the table below. The number of vested RSUs shown in the table and included in the calculation of management-owned shares reflects the net amount of shares that the person is entitled to receive upon vesting, net of shares withheld for taxes. Further, Mr. Lobbezzo’s holdings are net of certain options, the beneficial interests in which are held by Philips, an affiliate of Mr. Lobbezoo’s former employer.

Name	Number of Options	Number of Vested RSUs

Don R. Kania	200,000	0
Robert H. J. Fastenau	77,000	0
Bradley J. Thies	75,500	0
Raymond A. Link	40,000	0
William W. Lattin	33,000	2,500
Gerhard H. Parker(7)	26,000	2,500
Wilfred J. Corrigan	23,000	2,500
Lawrence A. Bock	22,500	2,500
Jan C. Lobbezoo(8)	22,500	2,500
Thomas F. Kelly	20,000	2,500
James T. Richardson	20,000	2,500
Benjamin Loh	0	0
Richard H. Wills	0	0
All current executive officers and directors as a group	559,500	17,500

(3)

Information with respect to the beneficial ownership of T. Rowe Price Associates, Inc. (“Price Associates”) is derived from a Schedule 13G/A filed with the SEC on February 12, 2010. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Information with respect to the beneficial ownership of BlackRock, Inc. is derived from a Schedule 13G filed with the SEC on January 29, 2010. BlackRock, Inc. reported sole voting and dispositive power as to 3,500,269 shares. The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(5)

Information with respect to the beneficial ownership of Brown Capital Management, Inc. is derived from a Schedule 13G/A filed with the SEC on January 27, 2010. Brown Capital Management, Inc. reported sole voting power as to 972,464 shares and sole dispositive power as to 2,126,746 shares. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(6)

Information with respect to the beneficial ownership of RS Investment Management Co. LLC is derived from a Schedule 13G filed with the SEC on February 11, 2010. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC each reported shared voting and dispositive power as to 1,986,260 shares.

(7)	Includes 10,000 shares held by Dr. Parker in the Parker Family Living Trust.
(8)	Includes options exercisable for 16,875 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership since any monetary benefit derived from such options will go to Philips.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity securities authorized for issuance under equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)

Equity compensation plans approved by security holders	2,361,664	$ 23.92	2,751,134(3)

Equity compensation plans not approved by security holders	81,250	$ 19.38	—

Total	2,442,914	$ 23.71	2,751,134

(1)

The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs (of which 831,938 were outstanding at December 31, 2009), which have no exercise price.

(2)

Includes 762,113 shares available for purchase under FEI’s ESPP as of December 31, 2009, including approximately 125,000 shares anticipated to be purchased during the current ESPP purchase period ending May 31, 2010 (assuming a closing stock price on May 31, 2010 at or above $24.47, the closing price on December 1, 2009, the first day of the current purchase period).

(3)

FEI reduced the number of shares available for grant under the 1995 Stock Incentive Plan by 175,000, a number equal to the stock option and RSU grants made to Dr. Kania outside the plan in connection with his hiring in 2006. 703,817 shares remaining available for future issuance under the 1984 Stock Incentive Plan, as amended, and 44,886 shares remaining available for future issuance under the 1995 Supplemental Stock Incentive Plan have been excluded because we no longer make grants under these plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

FEI addresses potential related party transactions through its Related Party Transaction Policy, which requires that the Audit Committee review any transaction or series of transactions in excess of $50,000 in any year between FEI, on the one hand, and an officer or director on the other. FEI’s General Counsel or Chief Financial Officer has responsibility for bringing the facts concerning a proposed related party transaction to the Audit Committee. The policy permits approval only in the event of a finding that the transaction is on terms no less favorable than would have been obtained in an ordinary arms-length transaction with an independent third party.

Related Person Transactions

The company engaged in no transaction in the last fiscal year or nor is it aware of any currently proposed transaction in which any related party had or will have a direct or indirect material interest.

OTHER TRANSACTIONS

Product and Service Sales to Certain Firms

FEI has sold products and services to Applied Materials, Inc., and two of its subsidiaries, Integrated Circuit Testing GmbH and Etec Systems, Inc. FEI director Gerhard H. Parker is a director of Applied Materials. Sales in 2009 to Applied Materials and its subsidiaries consisted of $478,000 in system components and $266,000 in services. These transactions occurred in the ordinary course of business. FEI expects to sell products totaling approximately $750,000 and services totaling approximately $300,000 in 2010 to Applied Materials and its subsidiaries in transactions occurring in the ordinary course of business.

Purchases from Certain Firms

During 2009, FEI purchased hosted Internet services totaling $110,000 from EasyStreet Online Services, Inc. One of the members of our Board, William W. Lattin, also serves on the board of directors of EasyStreet. These transactions occurred in the ordinary course of business. FEI expects to purchase services totaling approximately $100,000 in 2010 from EasyStreet in transactions occurring in the ordinary course of business.

During 2009, FEI purchased certain tool components totaling approximately $3,461,000 from Schneeberger, Inc. One of our executive officers, Benjamin Loh, also serves on the board of directors of Schneeberger Holding AG, a company affiliated with Schneeberger. These transactions occurred in the ordinary course of business. FEI expects to purchase product and services totaling approximately $4,000,000 in 2010 from Schneeberger in transactions occurring in the ordinary course of business.

During 2009, FEI purchased temporary employment services totaling $227,000 from TMC B.V. One of the members of our Board, Jan C. Lobbezoo, also serves on the Supervisory Board of TMC. These transactions occurred in the ordinary course of business. FEI expects to purchase services totaling approximately $300,000 in 2010 from TMC in transactions occurring in the ordinary course of business.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

In accordance with the written charter adopted by the Board, as amended and restated on November 19, 2009, the Audit Committee of the Board consists of three members and operates under such written charter.

Membership of the Audit Committee

The Audit Committee consists of Thomas F. Kelly (Chair), Jan C. Lobbezoo and James T. Richardson. Each of the members of the Audit Committee has been determined by our Board to be independent according to SEC rules and the NASDAQ Global Market’s listing standards and is able to read and understand financial statements. Our Board has determined that all members of our Audit Committee are qualified to be “audit committee financial experts” as defined in the SEC’s rules and regulations.

Role of the Audit Committee

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent registered public accountants are responsible for auditing those financial statements and expressing an opinion about whether they conform to accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing. It relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accountants.

The Audit Committee held nine meetings during 2009. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and FEI’s independent registered public accountants, Deloitte & Touche. The Audit Committee discussed with Deloitte & Touche the overall scope and plans for its audits. It met with Deloitte & Touche, with and without management present, to discuss the results of its examinations and its evaluations of FEI’s internal controls.

The purpose of the Audit Committee is to fulfill the Board’s oversight responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our financial reports, compliance with laws and the maintenance of ethical standards and effective internal controls.

During the meetings held in 2009 and 2010, the Audit Committee reviewed and discussed, among other things:

•	results of the 2009 independent audit and review of the 2009 financial statements (audited and unaudited), our Annual Report on Form 10-K and proxy statement;

•	issues regarding accounting, administrative and operating matters noted during the 2009 audit;

•	requirements and responsibilities for audit committees;

•	FEI’s significant policies for accounting and financial reporting, including revenue recognition and the status and anticipated effects of changes in those policies;

•	adequacy and effectiveness of FEI’s internal control policies and procedures;

•	the quarterly and annual procedures performed by our independent registered public accountants, Deloitte & Touche;

•	the quarterly consolidated financial statements, earnings releases and filings with the SEC;

•	audit proposals from multiple registered independent public accountings firms as required at least once every five years by the Charter for the Audit Committee; and

•	other matters concerning FEI’s accounting, financial reporting and internal controls.

Review of FEI’s Audited Financial Statements for the Fiscal Year Ended December 31, 2009

At meetings and in discussions in February of 2010, the Audit Committee reviewed and discussed the 2009 financial statements with management and the independent registered public accountants. Specifically, the Audit Committee discussed with Deloitte & Touche the matters covered by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with Deloitte & Touche its independence from management and FEI, including the matters covered in the letter to FEI from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526.

In February 2010, the Audit Committee reviewed FEI’s audited financial statements and footnotes for inclusion in FEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Based on this review and prior discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that FEI’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Audit Committee Members

Thomas F. Kelly (Chair)

Jan C. Lobbezoo

James T. Richardson

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of our common stock (“10% shareholders”), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To the best of our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors and executive officers, our officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2009.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with the recommendation of management if any other matters do properly come before the meeting.

Please vote as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to vote via the Internet, by telephone, or date and sign your paper proxy card or voting instruction card exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors:

Bradley J. Thies

Secretary

APPENDIX A – AMENDMENT TO SECTION 19 OF THE 1995 STOCK INCENTIVE PLAN

(Marked to show proposed changes to the plan regarding equity grants to non-employee directors)

19.	Restricted Stock Unit and Option Grants to Non-Employee Directors.

(a) Initial Board Grants. Each Non-Employee Director shall be automatically granted restricted stock units equal to 5,000 shares of Common Stock on the date such person first becomes a Non-Employee Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. A “Non-Employee Director” is a director who is not an officer or employee of the Company or any of its subsidiaries. Notwithstanding the foregoing, a director who ceases to be an employee of the Company but remains a director of the Company and thereby becomes a Non-Employee Director shall not receive the grant of restricted stock units provided under this paragraph 19(a).

(b) Additional Grants. Each Non-Employee Director shall be automatically granted additional restricted stock units equal to ~~2,500~~1,500 shares of Common Stock and options to purchase 3,000 shares of Common Stock in each calendar year subsequent to the year in which such person became a Non-Employee Director, such restricted stock units and options to be granted as of the date of the Company’s annual meeting of shareholders held in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date.

(c) Terms of Restricted Stock Units.

(i) Award Agreement. Each award of restricted stock units granted pursuant to this paragraph 19 shall be evidenced by an agreement that will specify the number of restricted stock units and such other terms and conditions as the Board of Directors, in its sole discretion, shall determine, consistent with the Plan, including all terms, conditions, and restrictions related to the grant and the form of payout, which, subject to paragraph 19(c)(iii), may be left to the discretion of the Board of Directors.

(ii) Vesting. Subject to paragraph 14, each award of restricted stock units granted pursuant to paragraph 19(a) shall vest as to twenty-five percent (25%) of the restricted stock units on ~~April 30 of~~ the anniversary of the grant date in each of the four calendar years following the year in which the award is ~~made provided that, with respect to the applicable vesting date,~~ granted. Subject to paragraph 14, each award of restricted stock units granted pursuant to Section 19(b) shall vest as follows: (A) awards granted prior to April 30, 2010 shall vest as to twenty-five percent (25%) of the restricted stock units on April 30 of each of the four calendar years following the year in which the award is granted; (B) awards granted on or after April 30, 2010 shall vest as to one-third (1/3rd) of the restricted stock units on April 30 of each of the three calendar years following the year in which the award is granted; (C) awards granted in 2011 shall vest as to fifty percent (50%) of the restricted stock units on April 30 of each of the two calendar years following the year in which the award is granted; and (D) awards granted in 2012 or thereafter shall vest as to one hundred percent (100%) of the restricted stock units on April 30 of the calendar year following the year in which the award is granted. Vesting pursuant to this paragraph 19(c)(ii) shall be conditioned on the Non-employee Director ~~continues~~ continuing to serve as a director of the Company ~~on~~ through each such applicable vesting date. Notwithstanding the foregoing, if the Non-employee Director ceases to be a director of the Company due to death, one hundred percent (100%) of the unvested portion of the restricted stock units subject to the award shall vest on the date of the Non-employee Director’s death.

(iii) Form and Timing of Payment. Payment of restricted stock units shall be made as soon as practicable following the date on which such restricted stock units vest in accordance with paragraph 19(c)(ii). The Board of Directors, in its sole discretion, may pay vested restricted stock units in cash, shares of Common Stock, or a combination thereof. Shares of Common Stock represented by restricted stock units that are fully paid in cash shall again be available for grant under the Plan.

(d) Terms of Options.

(i) Award Agreement. Each award of options granted pursuant to this paragraph 19 shall be evidenced by an agreement that will specify the number of options and such other terms and conditions as the Board of Directors, in its sole discretion, shall determine, consistent with the Plan and subject to paragraph 19(c)(iii).

(ii) Vesting. Subject to paragraph 14, each award of options granted pursuant to this paragraph 19 shall vest as follows: (A) awards granted in 2010 shall vest as to one-third (1/3rd) of the shares subject to the option on April 30 of each of the three calendar years following the year in which the award is granted; (B) awards granted in 2011 shall vest as to fifty percent (50%) of the shares subject to the option on April 30 of each of the two calendar years following the year in which the award is granted; and (C) awards granted in 2012 or thereafter shall vest as to one hundred percent (100%) of the shares subject to the option on April 30 of the calendar year following the year in which the award is granted. Vesting pursuant to this paragraph 19(d)(ii) shall be conditioned on the Non-employee Director continuing to serve as a director of the Company through each such applicable vesting date. Notwithstanding the foregoing, if the Non-employee Director ceases to be a director of the Company due to death, one hundred percent (100%) of the unvested portion of the options subject to the award shall vest on the date of the Non-employee Director’s death.

(e) Section 409A Compliance. Unless otherwise determined by the Board of Directors, grants made under this paragraph 19 shall comply with the provisions of Section 409A of the Code. The Board of Directors of the Company reserves the right to amend this paragraph 19 as it deems necessary or advisable, in its sole discretion and without the consent of the Non-employee Director, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code.

(f) Nontransferability. Each restricted stock unit and option by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death.

FEI COMPANY

5350 NE DAWSON CREEK DRIVE

HILLSBORO, OR 97124

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 Lawrence A. Bock 02 Wilfred J. Corrigan 03 Don R. Kania 04 Thomas F. Kelly 05 William W. Lattin

06 Jan C. Lobbezoo 07 Gerhard H. Parker 08 James T. Richardson 09 Richard H. Wills

The Board of Directors recommends you vote FOR the following proposal(s):

For Against Abstain

2. To consider and vote on a proposal to amend the 1995 Stock Incentive Plan (i) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares; and (ii) to change the terms of the annual automatic equity grants for non-employee members of our Board of Directors.

3. To consider and vote on a proposal to amend the FEI Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares.

4. To consider approving the Audit Committee’s appointment of KPMG LLP as FEI’s independent registered public accounting firm for the year ending December 31, 2010.

NOTE: We will transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

0000058568_1 R2.09.05.010

For address change/comments, mark here.

(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10-K wrap is/are available at www.proxyvote.com.

FEI COMPANY

Proxy for the Annual Meeting of Shareholders To Be Held on May 13, 2010

THIS PROXY IS SOLICITED BY THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

The undersigned hereby names, constitutes and appoints Don R. Kania, Raymond A. Link and Bradley J. Thies, or any of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of FEI Company to be held at 9:00 a.m. Pacific Time on May 13, 2010, and at any and all postponements or adjournments thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 8, 2010, with all the powers that the undersigned would possess if he or she were personally present.

0000058568_2 R2.09.05.010

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side